EXHIBIT 10.17

                                CREDIT AGREEMENT

                                      AMONG

                           GEORGIA-PACIFIC CORPORATION

                            THE LENDERS NAMED HEREIN

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                            AS ADMINISTRATIVE AGENT,

                                 COMMERZBANK AG,
                                NEW YORK BRANCH,
                             AS DOCUMENTATION AGENT,

                                       AND

                            THE CHASE MANHATTAN BANK
                                       AND
                                 CITIBANK, N.A.,
                            AS CO-SYNDICATION AGENTS



                         BANC OF AMERICA SECURITIES LLC,
                    SOLE BOOK MANAGER AND SOLE LEAD ARRANGER


                                 $1,000,000,000


                            DATED AS OF JULY 22, 1999


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                                TABLE OF CONTENTS
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                                                                                                       Page
ARTICLE 1                     DEFINITIONS AND ACCOUNTING TERMS                                          1

1.01                          Certain Defined Terms.                                                    1
1.02                          Computation of Time Periods.                                              14
1.03                          Accounting Matters.                                                       14
1.04                          Certain Terms.                                                            14
ARTICLE 2                     AMOUNTS AND TERMS OF THE LOANS                                            15
2.01                          Committed Loans.                                                          15
2.02                          Procedure for Committed Borrowings.                                       15
2.03                          Bid Borrowings.                                                           16
2.04                          Procedure for Bid Borrowings.                                             17
2.05                          Evidence of Indebtedness.                                                 19
2.06                          Optional Reduction of the Commitments.                                    19
2.07                          Repayment.                                                                19
2.08                          Optional Prepayments.                                                     20
2.09                          Interest.                                                                 20
2.10                          Default Interest.                                                         21
2.11                          Continuation and Conversion Elections for Committed Loans.                21
2.12                          Termination of Prior Commitments.                                         22
ARTICLE 3                     THE LETTERS OF CREDIT                                                     22
3.02                          Issuance, Amendment and Renewal of Letters of Credit.                     24
3.03                          Role of the Issuing Bank.                                                 26
3.04                          Obligations Absolute.                                                     26
3.05                          Cash Collateral Pledge.                                                   27
3.06                          Letter of Credit Fees.                                                    27
3.07                          International Standby Practices.                                          28
ARTICLE 4                     FEES; PAYMENTS; TAXES                                                     28
4.01                          Fees.                                                                     28
4.02                          Computation of Interest, Fees.                                            29
4.03                          Payments by the Company.                                                  29
4.04                          Payments by the Lenders.                                                  30
4.05                          Taxes.                                                                    31
4.06                          Sharing of Payments, Etc.                                                 35
ARTICLE 5                     CHANGES IN CIRCUMSTANCES, ETC.                                            35
5.01                          Eurodollar Rate Protection.                                               35
5.02                          Additional Interest on Eurodollar Loans.                                  35
5.03                          Increased Costs.                                                          36
5.04                          Illegality.                                                               36
5.05                          Capital Adequacy.                                                         36
5.06                          Funding Losses.                                                           37
5.07                          Funding; Certificates of Lenders.                                         37
5.08                          Change of Lending Office; Limitation on Increased Costs.                  38
5.09                          Replacement of Lenders.                                                   38

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ARTICLE 6                     REPRESENTATIONS AND WARRANTIES                                            39
6.01                          Corporate Existence; Compliance with Law.                                 39
6.02                          Corporate Power; Authorization.                                           39
6.03                          Enforceable Obligations.                                                  40
6.04                          Taxes.                                                                    40
6.05                          Financial Matters.                                                        40
6.06                          Litigation.                                                               41
6.07                          Subsidiaries.                                                             41
6.08                          Liens.                                                                    41
6.09                          No Burdensome Restrictions; No Defaults.                                  41
6.10                          Investment Company Act; Public Utility Holding Company Act.               41
6.11                          Margin Regulations.                                                       42
6.12                          Environmental Matters.                                                    42
6.13                          Labor Matters.                                                            44
6.14                          ERISA Plans.                                                              44
6.15                          Y2K Review.                                                               44
6.16                          Swap Obligations.                                                         44
6.17                          Full Disclosure.                                                          44
ARTICLE 7                     CONDITIONS PRECEDENT                                                      44
7.01                          Conditions Precedent to the First Loan.                                   45
7.02                          Additional Conditions Precedent to the First Loan.                        46
7.03                          Conditions  Precedent  to Each  Committed  Loan and  Letter  of Credit    46
7.04                          Conditions Precedent to Each Bid Borrowing.                               47
ARTICLE 8                     AFFIRMATIVE COVENANTS                                                     47
8.01                          Application of Proceeds.                                                  48
8.02                          Compliance with Laws, Etc.                                                48
8.03                          Payment of Taxes, Etc.                                                    48
8.04                          Maintenance of Insurance.                                                 48
8.05                          Preservation of Corporate Existence, Etc.                                 48
8.06                          Access.                                                                   48
8.07                          Keeping of Books.                                                         48
8.08                          Maintenance of Properties, Etc.                                           48
8.09                          Financial Statements.                                                     49
8.10                          Reporting Requirements.                                                   49
8.11                          ERISA Plans.                                                              50
8.12                          Environmental Compliance; Notice.                                         50
8.13                          New Subsidiaries.                                                         50
ARTICLE 9                     NEGATIVE COVENANTS                                                        50
9.01                          Liens, Etc.                                                               50
9.02                          Sale-Leaseback Transactions.                                              52
9.03                          Mergers, Etc.                                                             54
9.04                          Transactions with Affiliates.                                             54
9.05                          Accounting Changes.                                                       54
9.06                          Margin Regulations.                                                       54
9.07                          Negative Pledges, Etc.                                                    54
9.08                          Leverage Ratio.                                                           54
ARTICLE 10                    EVENTS OF DEFAULT                                                         54

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10.01                         Events of Default.                                                        54
10.02                         Remedies.                                                                 57
ARTICLE 11                    THE AGENT                                                                 57
11.01                         Appointment.                                                              57
11.02                         Delegation of Duties.                                                     58
11.03                         Liability of Agent.                                                       58
11.04                         Reliance by Agent.                                                        58
11.05                         Notice of Default.                                                        59
11.06                         Credit Decision.                                                          59
11.07                         Indemnification.                                                          59
11.08                         Agent in Individual Capacity.                                             60
11.09                         Successor Agent.                                                          60
11.10                         Documentation, Co-Syndication, Managing Agents.                           60
ARTICLE 12                    MISCELLANEOUS                                                             60
12.01                         Notices, Etc.                                                             60
12.02                         Amendments, Etc.                                                          61
12.03                         No Waiver; Remedies.                                                      62
12.04                         Costs and Expenses.                                                       62
12.05                         Indemnity.                                                                62
12.06                         Right of Set-off.                                                         63
12.07                         Binding Effect.                                                           63
12.08                         Assignments, Participations, Etc.                                         64
12.09                         Confidentiality.                                                          65
12.10                         Survival.                                                                 66
12.11                         Severability.                                                             66
12.12                         Headings.                                                                 66
12.13                         No Third Parties Benefited.                                               66
12.14                         Governing Law.                                                            66
12.15                         Execution in Counterparts.                                                66
12.16                         ENTIRE AGREEMENT.                                                         66
12.17                         WAIVER OF JURY TRIAL                                                      69

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                                    SCHEDULES


Schedule          Description
--------          -----------
1.01(a)           Commitments; Commitment Percentages
1.01(b)           Lending Offices
6.02(d)           Corporate Power; Authorizations
6.07              Subsidiaries
6.12              Environmental Matters
6.13              Labor Matters
6.14              ERISA
9.01              Existing Liens


                                    EXHIBITS


Exhibit           Description
-------           -----------
2.02(a)           Form of Notice of Borrowing
2.04(a)           Form of Competitive Bid Request
2.05(b)           Form of Promissory Note (Committed Loans)
2.05(c)           Form of Promissory Note (Bid Loans)
2.11(b)           Form of Notice of Conversion/Continuation
7.01(c)           Form of Subsidiary Guaranty
7.01(d)           Form of Opinion of Counsel for the Company
7.01(e)           Form of Contribution Agreement
7.02(d)           Form of Officer's Closing Certificate
8.09(c)           Form of Compliance Certificate
12.08(b)          Form of Assignment and Assumption Agreement


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                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is entered into as of July 22, 1999 among GEORGIA-PACIFIC CORPORATION, a Georgia corporation (the "Company"), the various LENDERS that are, or may from time to time become, party hereto (the "Lenders") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as administrative agent for the Lenders (in such capacity, the "Agent"), COMMERZBANK AG, NEW YORK BRANCH, as Documentation Agent, and THE CHASE MANHATTAN BANK and CITIBANK, N.A., as Co-Syndication Agents.

         WHEREAS, the Company, certain of the Lenders and the Agent are party to the Credit Agreement, dated as of December 23, 1996, as amended (the "1996 Credit Agreement");

         WHEREAS, the Company has terminated the commitments under the 1996 Credit Agreement and desires to enter into a new credit facility; and

         WHEREAS, the Company has obtained commitments from the Lenders, pursuant to which the Lenders are willing to make loans to the Company and to provide certain other credit facilities to the Company (including a competitive bid facility) in a maximum aggregate principal amount at any one time outstanding not to exceed $1,000,000,000, on the terms and subject to the conditions set forth herein;

         NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 Certain Defined Terms. As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Adjusted Reference Rate" means the fluctuating interest rate per annum equal to the higher of (a) the sum of the Federal Funds Rate plus 1/2% and (b) the rate of interest (the "Reference Rate") publicly announced from time to time by Bank of America at its executive offices, as its reference rate or prime rate. The Reference Rate is a rate set by Bank of America based upon various factors, including Bank of America's cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Affiliate" means, with respect to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any
Plan). A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power:

              (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person; or

              (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.


                                       -1
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         "Agent" means Bank of America in its capacity as administrative agent for the Lenders, together with any successor thereto in such capacity.

         "Agent-Related Persons" means Bank of America and any successor agent arising under Section 11.09 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Tranche A Commitments" means the aggregate amount of the Tranche A Commitments of all the Lenders as in effect from time to time.

         "Aggregate Tranche B Commitments" means the aggregate amount of the Tranche B Commitments of all the Lenders as in effect from time to time.

         "Agreement" means this Credit Agreement.

         "Arranger" means Banc of America Securities LLC.

         "Assignee" means any Person which becomes a party to this Agreement pursuant to Section 12.08.

         "Available Tranche A Commitments" means, at any time, the excess, if any, of the Aggregate Tranche A Commitments in effect at such time over the sum of (a) the aggregate principal amount of all Tranche A Loans then outstanding, plus (b) the aggregate principal amount of all Tranche A Bid Loans then outstanding, plus (c) the outstanding Tranche A L/C Obligations.

         "Available Tranche B Commitments" means, at any time, the excess, if any, of the Aggregate Tranche B Commitments in effect at such time over the sum of (a) the aggregate principal amount of all Tranche B Loans then outstanding, plus (b) the aggregate principal amount of all Tranche B Bid Loans then outstanding, plus (c), the aggregate principal amount of all 1996 Facility Bid Loans then outstanding, plus (d) the outstanding Tranche B L/C Obligations.

         "Bank of America" means Bank of America National Trust and Savings Association, a national banking association and its successors by merger and permitted assigns.

         "Base Rate" has the meaning specified in Section 2.04(a)(iv).

         "Base Rate Bid Loan" means any Bid Loan that bears interest at a rate determined with reference to a Base Rate.

         "Bid Borrowing" means an extension of credit hereunder consisting of one or more Bid Loans made to the Company on the same day by one or more Lenders.

         "Bid Loan" means either a Tranche A Bid Loan or a Tranche B Bid Loan.

         "Borrowing" means a Bid Borrowing or a Committed Borrowing.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, or San Francisco, California, are authorized or required by law to



                                       -2
close and, if the applicable Business Day relates to any Eurodollar Loan, means such a day on which dealings are carried on in the London interbank market.

         "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Bank and the Lenders, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

         "Closing Date" means the date on which all the conditions precedent set forth in Sections 7.01 and 7.02 shall have been satisfied or waived.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commitment" means for any Lender, either its Tranche A Commitment or Tranche B Commitment, as applicable.

         "Commitments" means, for any Lender, the sum of its Tranche A Commitment and Tranche B Commitment.

         "Commitment Percentage" means, as to any Lender at any time, the percentage of the aggregate Commitments represented by such Lender's Commitment at such time, as set forth on Schedule 1.01(a), as such percentage may be modified from time to time in accordance with Notices of Assignment delivered hereunder pursuant to Section 12.08.

         "Committed Borrowing" means an extension of credit hereunder consisting of Tranche A Loans or Tranche B Loans (but not both) of the same type made on the same day by the Lenders ratably according to their respective Commitment Percentages and, in the case of Eurodollar Loans, having the same Interest Periods.

         "Committed Loan" means a Tranche A Loan or a Tranche B Loan by a Lender to the Company pursuant to Section 2.01 and may be in the form of a Eurodollar Loan or a Reference Rate Loan, each of which shall be a "type" of Committed Loan.

         "Company" has the meaning specified in the introduction to this Agreement.

         "Competitive Bid" means an offer by a Lender to make a Bid Loan in accordance with Section 2.04(b).

         "Competitive Bid Request" has the meaning specified in Section 2.04(a).


                                       -3

         "Contractual Obligation" means, with respect to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is subject.

         "Contribution Agreement" means the Contribution Agreement of even date herewith between the Company and each of its Subsidiaries now or hereafter parties to the Subsidiary Guaranty or the "Subsidiary Guaranty" as defined in the North American Timber Agreement.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         "Debt Rating" means, on any date, the rating of the Company's senior unsecured long-term Indebtedness, as most recently publicly announced by Moody's and S&P, whichever is higher; provided, however, that if only one such rating is available, the applicable interest rate or fee to be determined based on such rating shall be determined solely by reference to such one rating.

         "Default" means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

         "Dollar" and "$" mean lawful money of the United States of America.

         "EBITDA" means, as of the end of any Measurement Period, the sum of the following, calculated for the Company and its Subsidiaries on a consolidated basis: (a) net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, interest and the non-cash amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) cost of timber sold by North American Timber Corporation (to the extent it represents depletion) to the extent included in the determination of such net income (or loss), plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary cash gains or non-recurring, non-cash items.

         "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; and (d) any other Person approved in writing by the Company, the Agent, and the Issuing Bank.

         "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, together with the regulations thereunder.


                                       -4

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

         "Eurodollar Loan" means any Committed Loan that bears interest at a rate determined with reference to LIBOR.

         "Eurodollar Reserve Percentage" means the maximum reserve percentage of any Lender (expressed as a decimal) in effect on the date LIBOR for any Interest Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Event of Default" has the meaning specified in Section 10.01.

         "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate".

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "Fee Letter" means the letter agreement dated the Closing Date between the Company and Bank of America regarding the payment of certain fees.

         "Fixed Rate" means a fixed annual percentage rate.

         "Fixed Rate Bid Loan" means any Bid Loan that bears interest determined with reference to a Fixed Rate.

         "Form 1001" has the meaning specified in Section 4.05(f)(i)(B).

         "Form 4224" has the meaning specified in Section 4.05(f)(i)(A).

         "Form W-8" has the meaning specified in Section 4.05(f)(i)(B).

         "Form W-9" has the meaning specified in Section 4.05(f)(i)(A).

         "Funded Indebtedness" means, for any day, the sum of (i) all Indebtedness for Borrowed Money of the Company and its consolidated Subsidiaries outstanding on such day plus (ii) the aggregate capital invested as of such day by Persons other than the Company and its consolidated Subsidiaries in receivables and other accounts sold to such Persons by the Company and its consolidated Subsidiaries, excluding receivables and other accounts sold in connection with the sale of a business or the sale of the assets and/or operations generating such receivables and other accounts.


                                       -5

         "GAAP" means, as of any date of determination, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession.

         "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any central bank thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Material" means:

              (a) any "hazardous substance", as defined by CERCLA;

              (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time;

              (c) any petroleum product; or

              (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Indebtedness" of any Person means, without duplication, the consolidated Indebtedness for Borrowed Money of such Person and guaranties of indebtedness of others provided by such Person, all as determined in accordance with GAAP consistent with the accounting principles applied in the preparation of the financial statements referred to in Section 6.05(a).

         "Indebtedness for Borrowed Money" of any Person means, without duplication,

              (a) all indebtedness of such Person for borrowed money, including the Company's Premium Equity Participating Security Units, whether or not treated as indebtedness under GAAP, until such time as they are converted into common stock of the Company;

              (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services other than bank overdrafts and trade accounts payable arising in the ordinary course of business consistent with past practices;

              (c) all obligations of such Person evidenced by notes, bonds, debentures, commercial paper or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

              (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or creditor under such agreement in the event of default are limited to repossession or sale of such property);


                                       -6

              (e) all rental obligations of such Person under leases capitalized under GAAP as disclosed in the financial statements delivered pursuant to Section 8.09; and

              (f) all indebtedness of such Person or of others referred to in paragraphs (a) through (e) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

         "Indemnified Party" has the meaning specified in Section 12.05(a).

         "Interest Payment Date" means (a) (i) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan and, with respect to any Interest Period of six months' duration, the date which falls three months after the beginning of such Interest Period, and (ii) with respect to any Reference Rate Loan, the last Business Day of each calendar quarter and (b) with respect to any Bid Loan, the maturity date or dates specified by the Company in the relevant Competitive Bid Request.

         "Interest Period" means, with respect to any Eurodollar Loan, the period commencing on the Business Day such Eurodollar Loan is disbursed or continued as a Eurodollar Loan or on the date on which a Reference Rate Loan or any portion thereof is converted into a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

              (a) in the case of the continuation of a Eurodollar Loan pursuant to Section 2.11, the Interest Period applicable after the continuation of such Loan shall commence on the last day of the preceding Interest Period;

              (b) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

              (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

              (d) no Interest Period for any Eurodollar Loan shall extend beyond the Tranche A Termination Date, in the case of a Borrowing of Tranche A Loans, or the Tranche B Termination Date, in the case of a Borrowing of Tranche B Loans.

         "Investments" means all investments, whether by acquisition of stock or indebtedness, or by loan, advance, transfer of property, capital contribution or otherwise.

         "Investments in Unrestricted Subsidiaries" means Investments made by the Company or by any Restricted Subsidiary in Unrestricted Subsidiaries, net of Investments made by Unrestricted Subsidiaries in the Company or any Restricted Subsidiary. If any corporation which becomes a Restricted Subsidiary after the date of this Agreement shall, at the time it becomes a Restricted Subsidiary, have any Investments in an Unrestricted Subsidiary, such Investments shall be deemed to be Investments made by


                                       -7
the Company in such Unrestricted Subsidiary at the time such corporation becomes a Restricted Subsidiary, in the amount at which such Investments are then carried on the books of such corporation. If any corporation shall become an Unrestricted Subsidiary after the date of this Agreement, the Investments of the Company and its Restricted Subsidiaries in such corporation shall be deemed to be Investments made at the time such corporation becomes an Unrestricted Subsidiary, in the amount at which such Investments are then carried on the books of the Company and its Restricted Subsidiaries.

         "Issuance Date" has the meaning specified in subsection 3.01(a).

         "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

         "Issuing Bank" means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder.

         "Lender" has the meaning specified in the introduction to this Agreement and includes each Lender listed on the signature pages hereof and each Assignee. References to the "Lenders" shall include Bank of America in its capacity as Issuing Bank; for purposes of clarification only, to the extent that Bank of America may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Bank, its status as such will be specifically referenced.

         "Lending Office" means, with respect to any Lender, (a) in the case of a Committed Loan, the office or offices of such Lender specified as its "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, opposite its name on Schedule 1.01(b) or in the applicable Notice of Assignment, or such other office or offices of such Lender as such Lender may from time to time specify to the Company and the Agent and (b) in the case of a Bid Loan, the office of such Lender notified by such Lender to the Company as its Lending Office with respect to such Bid Loan or, if such Lender fails to so notify the Company, such Lender's Domestic Lending Office.

         "L/C Advance" means each Lender's participation in any L/C Borrowing in accordance with its Commitment Percentage.

         "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

         "L/C Application" means an application form for issuances of standby letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made.

         "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article 3, in an aggregate amount not to exceed on any date the amount of $150,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section
2.06. The L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

         "L/C Obligations" means at any time the sum of Tranche A L/C Obligations and Tranche B L/C Obligations.


                                       -8

         "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard-form documents for Letter of Credit Issuances.

         "Letter of Credit" means any Tranche A Letter of Credit or Tranche B Letter of Credit.

         "LIBOR" means, for any Interest Period:

         (a) the rate of interest per annum (carried out to the fifth decimal point) equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

         (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

         (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same-day funds in the approximate amount of the applicable Committed Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Lien" means any mortgage, security interest, pledge or lien.

         "Loan" means a loan by a Lender to the Company pursuant to Article 2 or
Article 3 in the form of a Committed Loan, a Bid Loan, or an L/C Advance.

         "Loan Documents" means this Agreement, the Subsidiary Guaranty, the Contribution Agreement, the L/C Related Documents, and any promissory note issued pursuant hereto.

         "Loan Parties" means, collectively, the Company and each other Person (other than the Agent and the Lenders) who is a party to a Loan Document.

         "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Company and its Subsidiaries taken as a whole or (b) the legality, validity or enforceability of any Loan Document.


                                       -9

         "Measurement Period" means a period consisting of four consecutive fiscal quarters of the Company and ending on the last day of the most recently completed fiscal quarter of the Company.

         "Moody's" means Moody's Investors Services, Inc. or any successor to the rating agency business thereof.

         "Net Tangible Assets" means, at any date, the aggregate amount of assets, including the amount of any receivables or other accounts of the Company and its Subsidiaries sold in connection with any receivables sale transaction (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities, (b) any item representing Investments in Unrestricted Subsidiaries and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all of the foregoing as set forth on the then most recent consolidated balance sheet of the Company and its Subsidiaries and computed in accordance with GAAP.

         "Net Worth" means, at any date, the excess of Total Assets at such date over Total Liabilities at such date.

         "1996 Credit Agreement" has the meaning specified in the first recital of this Agreement.

         "1996 Facility Bid Loan" means any bid loan outstanding under the 1996 Credit Agreement on the Closing Date.

         "North American Timber Agreement" means the Credit Agreement, dated as of the date hereof, by and among North American Timber Corporation, the Lenders, and Bank of America as the agent for the Lenders.

         "Notice of Assignment" has the meaning specified in Section 12.08(b).

         "Notice of Borrowing" has the meaning specified in Section 2.02(a).

         "Notice of Conversion/Continuation" has the meaning specified in
Section 2.11(b).

         "Obligations" means all Loans, L/C Obligations and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company, or any other Loan Party to any Lender, the Agent, any Affiliate of any Lender or the Agent or any Indemnified Party, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, but in each case only as arising under or in connection with this Agreement or under or in connection with any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes all interest, charges, expenses, fees, attorneys' fees and disbursements (including the allocated cost of in-house counsel) and any other sum chargeable to the Company, or any other Loan Party under or in connection with this Agreement or any other Loan Document.

         "Other Taxes" has the meaning specified in Section 4.05(b).

         "Participant" has the meaning specified in Section 12.08(d).


                                      -10

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade, or business that is, along with the Company, a member of its Controlled Group, may have liability, including a reasonable possibility of liability due to having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         "Permitted Liens" means the Liens permitted or required by Section
9.01.

         "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view".

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "Plan" means each Pension Plan or Welfare Plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored or maintained by the Company or any Subsidiary of the Company.

         "Principal Property" means any mill, manufacturing plant, manufacturing facility or timberlands, owned by the Company and/or one or more Restricted Subsidiaries and located within the continental United States of America; provided, however, that the term "Principal Property" shall not include (a) any such mill, plant, facility or timberlands or portion thereof (i) which is financed by obligations issued by a State, a Territory or a possession of the United States of America or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) (but only if by reason of Section 103(b)(4)(E) or (F)) of the Internal Revenue Code of 1954, as amended (or any predecessor or successor to such provision) as in effect at the time of the issuance of such obligations, or (ii) which in the opinion of the Company's Board of Directors is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries, considered as a whole; or (b) any timberlands designated by the Company's Board of Directors as being held primarily for development and/or sale rather than for the production of timber; or (c) any minerals or mineral rights.

         "Principal Subsidiary" means each of North American Timber Corp., a Delaware corporation, Unisource Worldwide, Inc., a Delaware corporation, Great Northern Nekoosa Corporation, a Maine corporation; Brunswick Pulp & Paper Company, a Delaware corporation; Georgia-Pacific West, Inc., an Oregon corporation; G-P Gypsum Corporation, a Delaware corporation; Leaf River Forest Products, Inc., a Delaware corporation; Nekoosa Packaging Corporation, a Delaware corporation, Nekoosa Papers Inc., a


                                      -11

Wisconsin corporation, and any other Subsidiary having assets constituting at least 10% of the Company's consolidated assets.

         "Reference Rate" has the meaning specified in the definition of Adjusted Reference Rate.

         "Reference Rate Loan" means any Loan that bears interest at a rate determined with reference to the Adjusted Reference Rate.

         "Release" means a "release", as such term is defined in CERCLA.

         "Replacement Lender" has the meaning specified in Section 5.09.

         "Required Lenders" means at any time Lenders having 51% or more of the Commitments and, if the Commitments have been terminated, Lenders holding 51% or more of the then aggregate unpaid principal amount of the Loans made by the Lenders.

         "Requirement of Law" means, as to any Person, the charter and by-laws or other organization or governing documents of such Person, and any law, rule or regulation including the requirements of Environmental Laws and ERISA, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X of the Federal Reserve Board or any order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" means, with respect to any Person, the Chief Executive Officer, the President, any Vice-Chairman or any of the Vice Presidents or the Treasurer of such Person or, with respect to financial matters, the Chief Financial Officer, the Executive Vice President-Finance and Chief Financial Officer or the Vice President and Treasurer of such Person.

         "Restricted Subsidiary" means any Subsidiary of the Company (a) substantially all of the property of which is located within the continental United States of America and (b) which itself, or together with the Company and/or one or more other Restricted Subsidiaries, owns a Principal Property.

         "Sale-Leaseback Transaction" has the meaning specified in Section 9.02.

         "S&P" means Standard & Poor's or any successor to the rating agency business thereof.

         "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or others performing a comparable function) of such corporation is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

         "Subsidiary Guaranty" has the meaning specified in Section 7.01(c).

         "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of


                                      -12
the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

         "Taxes" has the meaning specified in Section 4.05(a).

         "Total Assets" means, at any date, without duplication, the total consolidated assets of the Company and its Subsidiaries, as determined in accordance with GAAP.

         "Total Liabilities" means, at any date, without duplication, the total consolidated liabilities of the Company and its Subsidiaries, determined in accordance with GAAP.

         "Tranche A Bid Loan" means a Loan made by a Lender to the Company pursuant to subsection 2.03(a) and may be a Base Rate Bid Loan or a Fixed Rate Bid Loan.

         "Tranche A Commitment" means for each Lender, as the context may require, (a) the amount in dollars set forth on Schedule 1.01(a) opposite the name of such Lender under the heading "Tranche A Commitments" or as otherwise set forth in any Notice of Assignment, as such amount may be reduced pursuant to
Section 2.06 or as a result of one or more assignments pursuant to Section 12.08; or (b) the obligation of such Lender to extend credit to the Company hereunder in the amount specified in the immediately preceding clause (a).

         "Tranche A L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Tranche A Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Tranche A Letters of Credit, including all outstanding L/C Borrowings made on account of Tranche A Letters of Credit.

         "Tranche A Letter of Credit" means any letter of credit Issued by the Issuing Bank pursuant to Article 3 and allocated in the Company's request therefor to the Tranche A Commitments.

         "Tranche A Loan" has the meaning set forth in subsection 2.01(a).

         "Tranche A Termination Date" means July 20, 2000.

         "Tranche B Bid Loan" means a Loan made by a Lender to the Company pursuant to subsection 2.03(b) and may be a Base Rate Bid Loan or a Fixed Rate Bid Loan.

         "Tranche B Commitment" means for each Lender, as the context may require (a) the amount in dollars set forth on Schedule 1.01(a) opposite the name of such Lender under the heading "Tranche B Commitments" or as otherwise set forth in any Notice of Assignment, as such amount may be reduced pursuant to
Section 2.06 or as a result of one or more assignments pursuant to Section 12.08; or (b) the obligation of such Lender to extend credit to the Company hereunder in the amount specified in the immediately preceding clause (b).


                                      -13

         "Tranche B L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Tranche B Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Tranche B Letters of Credit, including all outstanding L/C Borrowings made on account of Tranche B Letters of Credit.

         "Tranche B Letter of Credit" means any letter of credit Issued by the Issuing Bank pursuant to Article 3 and allocated in the Company's request therefor to the Tranche B Commitments.

         "Tranche B Loan" has the meaning set forth in Section 2.01(b).

         "Tranche B Termination Date" means July 22, 2004.

         "Unrestricted Subsidiary" means any Subsidiary of the Company other than a Restricted Subsidiary.

         "Utilization Fee" has the meaning specified in Section 4.01(a).

         "Value" means, with respect to a Sale-Leaseback Transaction, as of any particular time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property leased pursuant to such Sale-Leaseback Transaction or (b) the fair value in the opinion of the Board of Directors of the Company of such property at the time of entering into such Sale-Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

         "Welfare Plan" means a "welfare plan", as such term is defined in Section (3)(1) of ERISA.

         1.02 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

         1.03 Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial statements referred to in Sections 8.09(a) and (b) shall be prepared in accordance with GAAP; provided, however, that all computations determining compliance with
Article 8 shall use accounting principles consistent with those applied in the preparation of the financial statements of the Company referred to in Section 6.05(a). The parties hereto agree that to the extent that any change in GAAP affects the calculation of the financial covenant contained herein, the Agent (at the direction of the Required Lenders) and the Company shall negotiate in good faith to amend such financial covenant to account for such changes in GAAP.

         1.04 Certain Terms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular Article, Section, paragraph or clause in this Agreement. The word "including" when used herein is not intended to be exclusive and means "including, without limitation." References herein to an Article, Section, paragraph or clause shall refer to the appropriate Article, Section, paragraph or clause in this Agreement.


                                      -14

         Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                                   ARTICLE 2
                         AMOUNTS AND TERMS OF THE LOANS

         2.01 Committed Loans.

         (a) Tranche A Loans. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make one or more Committed Loans to the Company on any Business Day during the period commencing on the Closing Date and ending on the Business Day next preceding the Tranche A Termination Date (each such loan, a "Tranche A Loan"), in an aggregate principal amount at any time outstanding which does not exceed such Lender's Tranche A Commitment; provided, however, that after giving effect to any Committed Borrowing of Tranche A Loans, (i) the aggregate principal amount of all Tranche A Loans then outstanding, plus (ii) the aggregate principal amount of all Tranche A Bid Loans then outstanding, plus (iii) the outstanding Tranche A L/C Obligations shall not exceed the Aggregate Tranche A Commitments. Any principal amount of the Tranche A Loans which is repaid or prepaid by the Company may be reborrowed within the limitations set forth in this Section 2.01(a).

         (b) Tranche B Loans. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make one or more Committed Loans to the Company on any Business Day during the period commencing on the Closing Date and ending on the Business Day next preceding the Tranche B Termination Date (each such loan, a "Tranche B Loan"), in an aggregate principal amount at any time outstanding which does not exceed such Lender's Tranche B Commitment.; provided, however, that after giving effect to any Committed Borrowing of Tranche B Loans, (i) the aggregate principal amount of all Tranche B Loans then outstanding, plus (ii) the aggregate principal amount of all Tranche B Bid Loans then outstanding, plus (iii) the aggregate principal amount of all 1996 Facility Bid Loans then outstanding, plus (vi) the outstanding Tranche B L/C Obligations shall not exceed the Aggregate Tranche B Commitments. Any principal amount of the Tranche B Loans which is repaid or prepaid by the Company may be reborrowed within the limitations set forth in this Section 2.01(b).

         2.02 Procedure for Committed Borrowings.

         (a) Each Committed Borrowing shall be made on notice, delivered by the Company to the Agent not later than 12:00 noon (New York City time) at least (i) four Business Days prior to the date of such proposed Borrowing, in the case of Eurodollar Loans, and (ii) one Business Day prior to the date of such proposed Borrowing, in the case of Reference Rate Loans. Each such notice of a Committed Borrowing (a "Notice of Borrowing") shall be irrevocable and shall be delivered by facsimile, in substantially the form of Exhibit 2.02(a), specifying therein:

              (i) the date of such Borrowing, which shall be a Business Day;

              (ii) the amount of such Borrowing which, in the case of a Borrowing of Eurodollar Loans, shall be in the amount of $20,000,000 or an integral multiple of $10,000,000 in excess


                                      -15
         thereof and, in the case of a Borrowing of Reference Rate Loans, shall be in the amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof and shall not, in any case, exceed the unused Aggregate Tranche A Commitments or Aggregate Tranche B Commitments, as applicable, set forth in Section 2.01(a) or (b), respectively, on the date such Borrowing is made (after giving effect to each payment and prepayment made on such date);

              (iii) whether such Borrowing is to be of Tranche A Loans or Tranche B Loans;

              (iv) whether such Borrowing is to be comprised of Eurodollar Loans or Reference Rate Loans; and

              (v) if such Borrowing is to be comprised of Eurodollar Loans, the duration of the initial Interest Period applicable to such Loans.

If the Notice of Borrowing shall fail to specify the duration of the initial Interest Period for any Committed Borrowing comprised of Eurodollar Loans, such Interest Period shall be one month.

         (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender thereof and of the amount of such Lender's share of such Borrowing determined on the basis of such Lender's Commitment Percentage. Each Lender shall make available to the Agent the amount of its ratable share of such Borrowing in the manner and at the time set forth in Section 4.04(a).

         (c) After giving effect to any Committed Borrowing, there shall not be more than seven different Interest Periods in effect.

         (d) Unless any applicable condition specified in Article 7 has not been satisfied or waived, the Agent will make the funds received from the Lenders promptly available to the Company by crediting the account of the Company on the books of Bank of America, or such other account as shall have been specified by the Company, with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

         2.03 Bid Borrowings.

         (a) In addition to Committed Borrowings pursuant to Section 2.01, each Lender severally agrees that the Company may, as set forth in Section 2.04, from time to time on any Business Day during the period commencing on the Closing Date and ending on the Business Day next preceding the Tranche A Termination Date request the Lenders to submit offers to make Tranche A Bid Loans to the Company; provided, however, that the Lenders may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; and provided, further, that at no time shall (a)(i) the aggregate principal amount of all Tranche A Bid Loans made by all Lenders then outstanding plus (ii) the aggregate principal amount of all Tranche A Loans then outstanding plus (iii) the outstanding Tranche A L/C Obligations exceed (b) the Aggregate Tranche A Commitments.

         (b) In addition to Committed Borrowings pursuant to Section 2.01, each Lender severally agrees that the Company may, as set forth in Section 2.04, from time to time on any Business Day during the period commencing on the Closing Date and ending on the Business Day next preceding the Tranche B Termination Date request the Lenders to submit offers to make Tranche B Bid Loans to the Company; provided, however, that the Lenders may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; and provided, further, that at no time shall (a)(i) the aggregate principal amount of all Tranche B Bid Loans made by all Lenders then


                                      -16
outstanding plus (ii) the aggregate principal amount of all Tranche B Loans then outstanding plus (iii) the aggregate principal amount of all 1996 Facility Bid Loans then outstanding plus (vi) the outstanding Tranche B L/C Obligations exceed (b) the Aggregate Tranche B Commitments.

         2.04 Procedure for Bid Borrowings.

         (a) The Company may request a Bid Borrowing hereunder by delivering to the Agent by facsimile not later than 11:00 a.m. (New York City time) at least
(i) four Business Days prior to the date of the proposed Borrowing, in the case of a request for Base Rate Bid Loans, and (ii) two Business Days (or, in the event the Company desires that Competitive Bids be furnished on the date of the proposed Bid Borrowing, one Business Day) prior to the date of the proposed Bid Borrowing in the case of a request for Fixed Rate Bid Loans, a solicitation for Bid Loans (a "Competitive Bid Request"), in substantially the form of Exhibit 2.04(a) specifying therein:

              (i) the date of such Bid Borrowing, which shall be a Business Day;

              (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $10,000,000 in excess thereof and shall not, in the case of a Tranche A Bid Borrowing, exceed the Available Tranche A Commitments on the date such proposed Borrowing is made (after giving effect to each payment and prepayment made on such date) or, in the case of a Tranche B Bid Borrowing, exceed the Available Tranche B Commitments on the date such proposed Borrowing is made (after giving effect to each payment and prepayment made on such date);

              (iii) the maturity date or dates for the partial or complete repayment of each Bid Loan to be made as part of such Bid Borrowing (none of which shall occur after the Tranche B Termination Date) and, in the case of each partial repayment, the amount thereof;

              (iv) whether the Bid Loans requested are Tranche A Bid Loans or Tranche B Bid Loans, and whether the Bid Loans requested are Base Rate Bid Loans or Fixed Rate Bid Loans and, in the case of Base Rate Bid Loans, the basis of calculation of such interest rate (the "Base Rate") to be used by the Lenders in determining the rate or rates of interest to be offered by them; and

              (v) any other terms to be applicable to such Bid Borrowing (including the extent to which terms similar to Section 4.05 shall be applicable to such Bid Borrowing).

The Agent shall promptly notify each Lender of its receipt of a Competitive Bid Request by sending such Lender by facsimile a copy of such Competitive Bid Request.

         (b) (i) Each Lender may, in response to a Competitive Bid Request, at its option, irrevocably submit a Competitive Bid containing an offer to make one or more Bid Loans at a rate or rates of interest specified by such Lender in its sole discretion. Each Competitive Bid must be submitted to the Company before 10:00 a.m. (New York City time) (A) three Business Days prior to the date of the proposed Bid Borrowing, in the case of a request for Base Rate Bid Loans, and
(B) one Business Day prior to the date of the proposed Bid Borrowing (or, in the event the Company desires that Competitive Bids be furnished on the date of the proposed Bid Borrowing, on the date of such proposed Borrowing), in the case of a request for Fixed Rate Bid Loans.

              (ii) Each Competitive Bid (which shall be by telephone, promptly confirmed in writing) shall specify:


                                      -17

                   (A) the minimum amount of each Bid Loan for which such
              Competitive Bid is being made (which shall be at least $5,000,000) and the maximum amount thereof (which may exceed such Lender's Tranche A Commitment or its Tranche B Commitment);

                   (B) the rate or rates of interest per annum offered for each
              Bid Loan, which, in the case of a Base Rate Bid Loan, shall be expressed as a margin to be added to, or subtracted from, the Base Rate specified by the Company in its Bid Request; and

                   (C) the applicable Lending Office of the quoting Lender.

              (iii) Any Competitive Bid may be disregarded if it:

                   (A) does not specify all of the information required by
              Section 2.04(b)(ii);

                   (B) contains qualifying, conditional or similar language;

                   (C) proposes terms other than, or in addition to, those set forth in the applicable Competitive Bid Request; or

                   (D) arrives after the time set forth in Section 2.04(b)(i).

         (c) Not later than 11:00 a.m. (New York City time) three Business Days prior to the date of the proposed Bid Borrowing, in the case of a Borrowing of Base Rate Bid Loans, and 11:00 a.m. (New York City time) one Business Day prior to the date of the proposed Bid Borrowing (or, in the event the Company desires that Competitive Bids be furnished on the date of the proposed Bid Borrowing, on the date of such proposed Borrowing), in the case of a Borrowing of Fixed Rate Bid Loans, the Company shall either

              (i) cancel such Bid Borrowing by giving the Agent and the Lenders notice thereof (which notice may be given by telephone and confirmed in writing by facsimile) or

              (ii) accept one or more of the offers made by any Lender or Lenders pursuant to Section 2.04(b), in its sole discretion, by giving notice (which notice may be given by telephone, confirmed in writing by facsimile) to such Lenders of the amount of each Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by such Lender for such Bid Loan pursuant to Section 2.04(b)) to be made by each such Lender as part of such Bid Borrowing, and reject any remaining offers made by giving the Lenders notice (which notice may be given by telephone, confirmed in writing by facsimile) to that effect; provided, however, that to the extent that the Company elects to accept one or more Competitive Bids submitted by Lenders for a given Interest Period, the Company shall accept such Competitive Bids on the basis of ascending interest rates; and, provided, further, that in the event the Company does not, before the time stated above, either cancel the proposed Bid Borrowing pursuant to Section 2.04(c)(i) or accept one or more of the offers pursuant to this Section 2.04(c)(ii), such Bid Borrowing shall be deemed cancelled and provided, further, that in the event the Company accepts one or more of the offers pursuant to this
         Section 2.04(c)(ii) but does not expressly reject the remaining offers, such offers shall be deemed rejected. The Company shall promptly notify the Agent of the date and amount of any proposed Bid Borrowing.


                                      -18

         (d) For purposes of Sections 2.01, 2.06 and 4.01(a), each outstanding Bid Loan (and until repayment in full thereof, each 1996 Facility Bid Loan) shall be deemed to utilize the Tranche A Commitments of each Lender, in the case of Tranche A Bid Loans, or the Tranche B Commitments of each Lender, in the case of Tranche B Bid Loans, whether or not such Lender has made such Bid Loan, by an amount equal to such Lender's Commitment Percentage times the amount of such Bid Loan (or 1996 Facility Bid Loan).

         (e) The rights of any Lender under the 1996 Credit Agreement which is also a Lender under this Agreement and which has made 1996 Facility Bid Loans that are outstanding on the Closing Date shall terminate on the Closing Date and such Lender shall have the same rights with respect to its 1996 Facility Bid Loans as if such 1996 Facility Bid Loans were Bid Loans hereunder.

         2.05 Evidence of Indebtedness.

         (a) Each Lender, with respect to amounts payable to it hereunder, and the Agent, with respect to all amounts payable hereunder in respect of Committed Borrowings, shall maintain on its books in accordance with its usual practice, loan accounts and control accounts, respectively, setting forth each Committed Loan and, in the case of each Lender having made a Bid Loan, each such Bid Loan, the applicable interest rate and the amounts of principal, interest and other sums paid and payable by the Company from time to time hereunder with respect thereto; provided, however, that the failure by any Lender to record any such amount on its books shall not affect the obligations of the Company with respect thereto. In the case of any dispute, action or proceeding relating to any amount payable hereunder, the entries in each such account shall be prima facie evidence of such amount, absent manifest error. In case of any discrepancy between the entries in the Agent's books and any Lender's books, such Lender's books shall be considered correct in the absence of manifest error.

         (b) Notwithstanding the foregoing, if any Lender shall so request for purposes of Section 12.08(a)(iii), the obligation to repay the Committed Loans shall also be evidenced by a promissory note in the form of Exhibit 2.05(b).

         (c) The obligation to repay a Bid Loan shall also, if so requested by the Lender making such Bid Loan in its Competitive Bid, be evidenced by a promissory note in the form of Exhibit 2.05(c).

         2.06 Optional Reduction of the Commitments. The Company shall have the right, upon at least four Business Days' prior notice to the Agent (which notice shall be irrevocable), at any time permanently to terminate the remaining Commitments in whole or reduce ratably in part the unused portions of the Commitments of the Lenders, allocated between Tranche A Commitments or Tranche B Commitments, as the Company may elect; provided, however, that each partial reduction shall be in the aggregate amount of $20,000,000 or an integral multiple of $10,000,000 in excess thereof. No reduction in the Commitments shall reduce the L/C Commitment until the aggregate Commitments are reduced to $150,000,000, after which each reduction in the Commitments shall reduce the L/C Commitment dollar for dollar. The Agent shall promptly notify each Lender of its receipt of any notice under this Section 2.06.

         2.07 Repayment.

         (a) The Committed Loans. The Company agrees to repay to the Agent for the account of the Lenders the outstanding principal amount of all Tranche A Loans on the Tranche A Termination Date.


                                      -19

The Company agrees to repay to the Agent for the account of the Lenders the outstanding principal amount of all Tranche B Loans on the Tranche B Termination Date.


         (b) The Bid Loans. The Company agrees to repay to each Lender which has made a Bid Loan on the maturity date of such Bid Loan (as each such maturity date shall have been specified by the Company in the applicable Competitive Bid Request pursuant to Section 2.04(a)(iii)) the unpaid principal amount of such Bid Loan then due and payable (each such amount being as specified for such date in such Competitive Bid Request pursuant to Section 2.04(a)(iii)).

         2.08 Optional Prepayments.

         (a) Subject to Section 5.06(a), the Company may, upon (i) at least four Business Days' prior notice to the Agent, in the case of a prepayment of Eurodollar Loans, and (ii) at least one Business Day's prior notice to the Agent, in the case of a prepayment of Reference Rate Loans, stating the proposed date and aggregate principal amount of the prepayment, prepay, ratably among the Lenders in accordance with their Commitment Percentages, the outstanding principal amount of the Committed Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

         (b) Each partial prepayment of Committed Loans shall, in the case of Eurodollar Loans, be in the aggregate principal amount of $20,000,000 or an integral multiple of $10,000,000 in excess thereof, and, in the case of Reference Rate Loans, be in the aggregate principal amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof; provided, however, that, if the aggregate amount of Eurodollar Loans comprised in the same Committed Borrowing would be reduced as a result of any voluntary prepayment to an amount less than $20,000,000, such Eurodollar Loans shall automatically convert into Reference Rate Loans on the last day of the then current Interest Period.

         (c) If a notice of prepayment is given, such notice shall be irrevocable and the principal amount stated in such notice, together with accrued interest thereon and any amount payable pursuant to Section 5.06(a), shall be due and payable on the date specified in such notice. The Agent shall promptly notify each Lender of its receipt of any notice of prepayment under this Section 2.08.

         (d) Bid Loans may not be prepaid.

         2.09 Interest.

         (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the date when made until paid in full, at the option of the Company, as set forth in its Notice of Borrowing or in its Notice of Conversion/Continuation,

              (i) if such Loan is a Reference Rate Loan, at a rate per annum equal to the Adjusted Reference Rate; or

              (ii) if such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of (A) LIBOR plus (B) the applicable margin, as follows:


                                      -20

                           Debt Rating                                    Applicable Margin
                           -----------                                   on Eurodollar Loans
         Moody's                            S&P                  Tranche A Loans / Tranche B Loans
         -------                            ---                  ---------------------------------
         Baal or higher            or       BBB+ or higher                0.525% / 0.500%
                                   --
         Baa2                      or       BBB                           0.625% / 0.600%
                                   --
         Baa3                      or       BBB-                          0.725% / 0.700%
                                   --
         Bal                       or       BB+                           1.075% / 1.050%
                                   --
         Ba2 or lower              and      BB or lower                   1.275% / 1.250%
                                   ---

provided, however, that if at any time no Debt Rating is available, the applicable margin shall be 1.275% per annum for Tranche A Loans and 1.250% per annum for Tranche B Loans.

         (b) Any change in the applicable margin due to a change in the applicable Debt Rating shall be effective on the effective date of such change in the applicable Debt Rating and shall apply to all Eurodollar Loans that are outstanding at any time during the period commencing on the effective date of such change in applicable Debt Rating and ending on the date immediately preceding the effective date of the next such change in applicable Debt Rating. In the event of a split rating, the higher rating will apply; if the Debt Ratings are split by more than one level, one level above the lower rating will apply.

         (c) Accrued interest shall be paid on each Interest Payment Date (and, after maturity, on demand), on the date of repayment or prepayment of any Committed Loan on the amount repaid or prepaid and, in the case of any Reference Rate Loan, on each date such Loan is converted into a Eurodollar Loan.

         (d) The Company shall pay to each Lender which has made a Bid Loan interest on the unpaid principal amount of such Bid Loan from the date when made until paid in full, on each Interest Payment Date (and, after maturity, on demand), at the rate of interest specified by such Lender in its Competitive Bid pursuant to Section 2.04(b)(ii)(B).

         2.10 Default Interest. During the continuation of any Event of Default pursuant to Section 10.01(a), the Company shall pay interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Committed Loans outstanding and on all other Obligations of the Company due and unpaid (other than Bid Loans), at a rate per annum which is determined by increasing the interest rate then in effect by 2% per annum for the principal amount of the Eurodollar Loans outstanding and at a rate per annum equal to the Adjusted Reference Rate plus 2% for any other Obligation due hereunder (other than Bid Loans).

         2.11 Continuation and Conversion Elections for Committed Loans.

         (a) The Company may upon irrevocable written notice to the Agent:

              (i) elect to convert, on any Business Day, all or any portion of outstanding Reference Rate Loans (in the aggregate amount of $20,000,000 or an integral multiple of $10,000,000 in excess thereof) into Eurodollar Loans;

              (ii) elect to convert, on the last day of any Interest Period therefor, all or any portion of outstanding Eurodollar Loans comprising the same Borrowing (in the aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof) into Reference Rate Loans; or

              (iii) elect to continue, on the last day of any Interest Period therefor, any Eurodollar Loans;

                                      -21
provided, however, that if the aggregate amount of outstanding Eurodollar Loans comprised in the same Borrowing would be reduced as a result of any conversion of part thereof to Reference Rate Loans to an amount less than $20,000,000, such Eurodollar Loans shall automatically convert into Reference Rate Loans on the last day of the Interest Period on which such conversion occurs.

         (b) The Company shall deliver a notice of conversion or continuation (a "Notice of Conversion/Continuation"), in substantially the form of Exhibit 2.11(b), to the Agent not later than 12:00 noon (New York City time) (i) four Business Days prior to the proposed date of conversion or continuation, if the Committed Loans or any portion thereof are to be converted into or continued as Eurodollar Loans, and (ii) one Business Day prior to the proposed date of conversion, if the Committed Loans or any portion thereof are to be converted into Reference Rate Loans.

Each such Notice of Conversion/Continuation shall be irrevocable and shall be made by facsimile, specifying therein:

              (i) the proposed date of conversion or continuation;

              (ii) the aggregate amount of Committed Loans to be converted or continued;

              (iii) whether such Committed Loans are Tranche A Loans or Tranche B Loans; and

              (iv) the duration of the applicable Interest Period if such Committed Loans are Eurodollar Loans.

         (c) If, on the fourth Business Day prior to the expiration of any Interest Period applicable to Eurodollar Loans, the Company shall have failed to select a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Reference Rate Loans effective as of the last day of such Interest Period.

         (d) Upon receipt of a Notice of Conversion/Continuation, the Agent shall promptly notify each Lender thereof. All conversions and continuations shall be made ratably among the Lenders based on their Commitment Percentages of the Committed Loans with respect to which such notice was given.

         (e) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Committed Loans, there shall not be more than seven different Interest Periods for Committed Loans in effect.

         2.12 Termination of Prior Commitments. The Company and each of the Lenders agree that the "Commitments" (as defined in the 1996 Credit Agreement) will terminate as of the Closing Date, and each Lender waives the notice requirement set forth in Section 2.08(a) of the 1996 Credit Agreement regarding such termination.

                                   ARTICLE 3
                              THE LETTERS OF CREDIT

         3.01 The Letter of Credit Subfacility.

              (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Tranche A Termination


                                      -22

Date to issue Tranche A Letters of Credit for the account of the Company, and to amend or renew Tranche A Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), (B) from time to time on any Business Day during the period from the Closing Date to the Tranche B Termination Date to issue Tranche B Letters of Credit for the account of the Company, and to amend or renew Tranche B Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (C) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to purchase an irrevocable and unconditional participation in each Letter of Credit Issued for the account of the Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date"), after giving effect to any requested Loans, (A) (1) the aggregate principal amount of all Tranche A Loans then outstanding plus (2) the aggregate principal amount of all Tranche A Bid Loans then outstanding plus (3) the outstanding Tranche A L/C Obligations exceeds the Aggregate Tranche A Commitments; (B) (1) the aggregate principal amount of all Tranche B Loans then outstanding plus (2) the aggregate principal amount of all Tranche B Bid Loans then outstanding plus (3) the aggregate principal amount of all 1996 Facility Bid Loans then outstanding plus (4) the outstanding Tranche B L/C Obligations exceeds the Aggregate Tranche B Commitments; or (C) the total amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

         (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

              (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

              (ii) the Issuing Bank has received written notice from any Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article 7 is not then satisfied;

              (iii) the expiry date of any requested Letter of Credit is (A) more than one year after the date of Issuance, unless the Required Lenders have approved such expiry date in writing, (B) after the Tranche A Termination Date, in the case of a Tranche A Letter of Credit, unless all of the Lenders have approved such expiry date in writing, or (C) after the Tranche B Termination Date, in the case of a Tranche B Letter of Credit, unless all of the Lenders have approved such expiry date in writing;

              (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;


                                      -23

              (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

              (vi) any standby Letter of Credit is for the purpose of supporting the Issuance of any Letter of Credit by any other Person; or

              (vii) such Letter of Credit is in a face amount less than $100,000 or is denominated in a currency other than dollars.

         3.02 Issuance, Amendment and Renewal of Letters of Credit.

         (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least four days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) whether such Letter of Credit should be allocated to the Tranche A Commitments or the Tranche B Commitments; and (viii) such other matters as the Issuing Bank may require.

         (b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Agent (i) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(b)(iii) as a result of the limitations set forth in clauses (A) through (B) thereof or subsection 3.01(b)(ii); or (ii) that one or more conditions specified in Article 7 are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary business practices.

         (c) From time to time while a Letter of Credit is outstanding and prior to the Tranche A Termination Date (in the case of Tranche A Letters of Credit) or the Tranche B Termination Date (in the case of Tranche B Letters of Credit), the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its


                                      -24
amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

         (d) The Issuing Bank and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Tranche A Termination Date (in the case of Tranche A Letters of Credit) or the Tranche B Termination Date (in the case of Tranche B Letters of Credit), at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall (unless such renewal would cause the expiry date thereof to extend beyond the Tranche A Termination Date, in the case of a Tranche A Letter of Credit, or the Tranche B Termination Date, in the case of a Tranche B Letter of Credit) nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

         (e) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Required Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Tranche A Termination Date, in the case of a Tranche A Letter of Credit, or in order to cause the expiry date of such Letter of Credit to be a date not later than the Tranche B Termination Date, in the case of a Tranche B Letter of Credit.

         (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

         (g) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.


                                      -25

         3.03 Role of the Issuing Bank.

         (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

         (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Lender for:
(i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable);
(ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

         (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in subsections 3.04(a) through (g); provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         3.04 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

         (a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

         (c) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;


                                      -26

         (d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

         (e) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

         (f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

         (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

         3.05 Cash Collateral Pledge. Upon the request of the Agent or the Required Lenders, (a) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, (b) if, as of the Tranche A Termination Date, any Tranche A Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (c) if, as of the Tranche B Termination Date, any Tranche B Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, then, the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.

         3.06 Letter of Credit Fees.

         (a) The Company shall pay to the Agent for the account of each of the Lenders a letter of credit fee with respect to the Tranche A Letters of Credit equal to the applicable margin above LIBOR then in effect under Section 2.09 for Tranche A Eurodollar Loans for each day such Tranche A Letters of Credit are outstanding, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter and based upon Tranche A Letters of Credit outstanding for that quarter as calculated by the Agent. The Company shall pay to the Agent for the account of each of the Lenders a letter of credit fee with respect to the Tranche B Letters of Credit equal to the applicable margin above LIBOR then in effect under Section 2.09 for Tranche B Eurodollar Loans for each day such Tranche B Letters of Credit are outstanding, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter and based upon Tranche B Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Tranche B Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Tranche A Termination Date (or such later expiration date), in the case of Tranche A Letters of Credit and on the Tranche B Termination Date (or such later expiration date), in the case of Tranche B Letters of Credit.

         (b) The Company shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank equal to 0.125% of the face amount (or increased face amount, as the


                                      -27
case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Letter of Credit.

         (c) The Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to standby letters of credit as from time to time in effect.

         3.07 International Standby Practices. The International Standby Practices as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

                                   ARTICLE 4
                              FEES; PAYMENTS; TAXES

         4.01 Fees.

         (a) Utilization Fee. The Company shall pay to the Agent for the account of each Lender a utilization fee ("Utilization Fee") on the actual daily aggregate principal amount of such Lender's Committed Loans then outstanding hereunder with respect to each day on which the principal amount of all Committed Loans then outstanding is equal to or exceeds 33% of the aggregate Commitments (each such day a "Utilization Fee Day"). Such fee shall be computed with respect to each Utilization Fee Day at a rate equal to 0.125% per annum, and shall accrue with respect to each Utilization Fee Day occurring on and after the Closing Date to the later to occur of (A) the Tranche B Termination Date and
(B) the date on which all Loans and interest thereon are paid in full and the Commitments hereunder terminated, and, to the extent accrued during such period, shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter (commencing on September 30, 1999) through the later to occur of (X) the Tranche B Termination Date and (Y) the date on which all Loans, L/C Obligations and interest thereon are paid in full and the Commitments hereunder terminated, with the final payment to be made on the latest to occur of such dates.

         (b) Facility Fee.

              (i) The Company agrees to pay to the Agent for the account of each Lender, a facility fee from the Closing Date until the Tranche B Termination Date at a rate per annum times the Tranche A Commitment and the Tranche B Commitment of such Lender (regardless of utilization thereof) as follows:

                          Debt Rating                       Facility Fee
                          -----------                       ------------
         Moody's                    S&P               Tranche A / Tranche B
         -------                    ---               ---------------------
         Baal or higher    or       BBB+ or higher       0.100% / 0.125%
                           --
         Baa2              or       BBB                  0.125% / 0.150%
                           --
         Baa3              or       BBB-                 0.150% / 0.175%
                           --
         Bal               or       BB+                  0.175% / 0.200%
                           --
         Ba2 or lower      and      BB or lower          0.225% / 0.250%
                           ---

         provided, however, that if at any time no Debt Rating is available, the facility fee shall be 0.225% per annum for Tranche A Commitments and 0.250% per annum for Tranche B Commitments. In


                                      -28
         the event of a split rating, the higher rating will apply; if the Debt Ratings are split by more than one level, one level above the lower rating will apply.

              (ii) The facility fee shall be payable (A) quarterly in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending on September 30, 1999, (B) on any date of reduction or termination of the Commitments and (C) on the Tranche B Termination Date.

         (c) Agency Fee. The Company agrees to pay to the Agent for its account an agency fee in such amounts and at such times as are set forth in the Fee Letter.

         4.02 Computation of Interest, Fees.

         (a) All computations of interest payable in respect of Reference Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All computations of interest in respect of Eurodollar Loans and Bid Loans and all computations of fees under this Agreement shall be made on the basis of a year of 360 days and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

         (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent, upon determining LIBOR for any Interest Period, shall promptly notify the Company and the Lenders thereof.

         4.03 Payments by the Company.

         (a) The Company shall make each payment hereunder not later than 1:00 p.m. (New York City time) on the day when due (i) in respect of any Committed Loan, to the Agent or (ii) in respect of any Bid Loan, to the Lender which made such Bid Loan, without defense, setoff or counterclaim, in dollars and in immediately available funds to such account in the continental United States of America as the Agent shall specify from time to time by notice to the Company or, in the case of a Bid Loan made by a Lender, to the Lending Office of such Lender. The Agent will promptly after receiving any payment in respect of any Committed Loan from the Company cause to be distributed like funds to the Lenders ratably based on their Commitment Percentages (other than amounts payable to any Lender or any amounts payable pursuant to Section 3.05, 4.02, 4.03, 4.04, 4.05 or 4.06) for the account of their respective Lending Offices. Any payment which is received by the Agent later than 1:00 p.m. (New York City time), as confirmed by Federal Reserve wire number, shall be deemed to have been received on the immediately succeeding Business Day.

         (b) Whenever any payment of a Committed Loan (and, unless otherwise stated in the relevant Competitive Bid Request, a Bid Loan) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of principal of or interest on Eurodollar Loans to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.


                                      -29

         (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date, and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand the excess of the amount distributed to such Lender over the amount, if any, paid by the Company for the account of such Lender, together with interest thereon at the Federal Funds Rate, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent; provided, however, that if any Lender shall fail to repay such amount within three Business Days after demand therefor, such Lender shall, from and after such third Business Day until payment is made to the Agent, pay interest thereon at a rate per annum equal to the sum of the Adjusted Reference Rate plus 1%.

         4.04 Payments by the Lenders.

         (a) Not later than 12:00 noon (New York City time) on the date of each proposed Committed Borrowing, each Lender shall make available to the Agent to such account as the Agent shall specify from time to time in immediately available funds for the account of the Company, the amount of such Lender's Commitment Percentage of such Borrowing.

         (b) Unless the Agent shall have received notice from a Lender at least one Business Day prior to the date of any proposed Committed Borrowing that such Lender will not make available to the Agent for the account of the Company, the amount of such Lender's Commitment Percentage of such Borrowing, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Borrowing, and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made such full amount available to the Agent, and the Agent in such circumstances makes available to the Company such amount, such Lender shall, within two Business Days following the date of such Borrowing, make such amount available to the Agent, together with interest thereon for each day from and including the date of such Borrowing, at a rate per annum equal to the Federal Funds Rate. If such amount is so made available, such payment to the Agent shall constitute such Lender's Committed Loan on the date of such Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent within two Business Days following the date of such Borrowing, the Agent shall notify the Company of such failure to fund, and, on the third Business Day following the date of such Borrowing, the Company shall pay to the Agent such amount, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. Nothing contained in this Section 4.04(b) shall relieve any Lender which has failed to make available its Commitment Percentage of any Committed Borrowing hereunder from its obligation to do so in accordance with the terms hereof.

         (c) The failure of any Lender to make any Committed Loan on the date of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make a Committed Loan on the date of such Borrowing pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Committed Borrowing.

         (d) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.04(c)(ii), each such Lender which is to make a Bid Loan as part of any Bid


                                      -30

Borrowing shall before 12:00 noon (New York City time) on the date of such proposed Bid Borrowing (or before 2:00 p.m. (New York City time) on the date of such Bid Borrowing in the case of a Fixed Rate Bid Loan) make available to the Company at such Lender's Lending Office such Lender's portion of such Bid Borrowing in immediately available funds. The Company will promptly notify the Agent of the total amount of Bid Loans made in connection with such Bid Borrowing, each date on which all or any part of such Bid Loans shall mature and the principal amount which shall mature on each such date, and the Agent will, in turn, promptly notify each Lender of the amount of such Bid Borrowing and the relevant maturity date or dates of the Bid Loans comprised in such Bid Borrowing.

         4.05 Taxes.

         (a) Subject to Section 4.05(g), any and all payments by the Company to the Agent for its account and for the account of any Lender under this Agreement (other than on account of a Bid Loan, except to the extent otherwise specified as being applicable to any such Bid Loan) shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto incurred in connection with any Borrowing pursuant to this Agreement, excluding (i) such taxes (including income taxes or franchise taxes or branch profit taxes) as are imposed on or measured by such Lender's or the Agent's, as the case may be, net income and (ii) such taxes as are imposed by a jurisdiction other than the United States of America or any political subdivision thereof and that would not have been imposed but for the existence of a connection between such Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising principally by reason of this Agreement) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

         (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other sales, excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (other than on account of a Bid Loan, except to the extent otherwise specified as being applicable to any such Bid Loan) or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) Subject to Section 4.05(g), the Company agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Lender or the Agent, as the case may be, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that each Lender and the Agent agree to contest in good faith in cooperation with the Company any Taxes or Other Taxes that such Lender or the Agent, as the case may be, in consultation with the Company has determined have been incorrectly asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

         (d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to Section 4.05(g),

              (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.05), such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;


                                      -31

              (ii) the Company shall make such deductions; and

              (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (e) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes under this Section 4.05, the Company will furnish to the Agent, for the account of each Lender receiving a payment from which Taxes or Other Taxes were deducted, the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.

         (f) Each Lender that is other than a United States Person as defined in the Code hereby agrees that:

              (i) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.08 after the Closing Date, the date upon which such Lender becomes a party hereto) deliver to the Agent (two (2) originals) and to the Company (one (1) original):

                           (A) if its Lending Office is located in the United
                  States of America, accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224") and Internal Revenue Service Form W-9 or any successor thereto ("Form W-9"), and/or

                           (B) if its Lending Office is located outside the
                  United States of America, accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001") and Internal Revenue Service Form W-8 or any successor thereto ("Form W-8");

         in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Offices under this Agreement free from withholding of United States Federal income tax;


              (ii) if at any time such Lender changes its Lending Office or Offices or selects an additional Lending Office, it shall, at the same time or reasonably promptly thereafter but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Agent (two originals) and to the Company (one original) in replacement for the forms previously delivered by it hereunder:

                   (A) if such changed or additional Lending Office is located in the United States of America, accurate and complete signed originals of Form 4224 and Form W-9; or

                   (B) otherwise, accurate and complete signed originals of Form
              1001 and Form W-8,

         in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States Federal income tax;



                                      -32

              (iii) it shall, before or promptly after the occurrence of any event (including the passing of time and, as provided above, any event mentioned in clause (ii)) requiring a change in the most recent Form 4224, Form W-9, Form 1001 or Form W-8 previously delivered by such Lender and if no change in law shall have occurred since the date of delivery of such most recent form that would make the delivery of replacement forms hereunder unlawful, deliver to the Agent (two originals) and to the Company (one original) accurate and complete signed originals of Form 4224 and Form W-9 or Form 1001 and Form W-8 (or any successor forms) in replacement for the forms previously delivered by such Lender; and

              (iv) it shall, promptly upon the request of the Company to that effect, deliver to the Agent and the Company such other accurate and complete forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes or may otherwise be appropriate to eliminate or minimize any Taxes on payments under this Agreement.

         (g) The Company shall not be required to pay any amounts pursuant to
Section 4.05(a), 4.05(b), 4.05(d), or 4.05(i) to any Lender for the account of any Lending Office of such Lender in respect of any sum payable hereunder:

              (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 4.05(f) in respect of such Lending Office;

              (ii) if such Lender shall have delivered to the Agent a Form 4224 and a Form W-9 in respect of such Lending Office pursuant to Section 4.05(f)(i)(A), 4.05(f)(ii)(A) or 4.05(f)(iii) and such Lender shall not be entitled to exemption from deduction or withholding of United States Federal income tax in respect of the payment of such sum by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224 and Form W-9; provided, however, that if, notwithstanding such change in law, a Lender would be legally able to provide such other forms or information as would reduce or eliminate United States withholding taxes applicable to payments made hereunder, such Lender shall, if requested by the Company, timely provide such forms or other information to the Company, and the Company shall not be required to pay any amounts pursuant to Section 4.05(a), 4.05(c) or 4.05(d) to the extent such amount would not have been owed but for a failure of such Lender to comply with its obligations under this proviso; or

              (iii) if such Lender shall have delivered to the Company a Form 1001 and a Form W-8 in respect of such Lending Office pursuant to
         Section 4.05(f)(i)(B), 4.05(f)(ii)(B) or 4.05(f)(iii) and such Lender shall not be entitled to exemption from deduction or withholding of United States Federal income tax in respect of the payment of such sum by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001 and Form W-8; provided, however, that if, notwithstanding such change in law, a Lender would be legally able to provide such other forms or information as would reduce or eliminate United States withholding taxes applicable to payments made


                                      -33
         hereunder, such Lender shall, if requested by the Company, timely provide such forms or other information to the Company, and the Company shall not be required to pay any amounts pursuant to Section 4.05(a), 4.05(c) or 4.05(d) to the extent such amount would not have been owed but for a failure of such Lender to comply with its obligations under this proviso.

         (h) Each Lender shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 4.05; provided, however, that such efforts shall not include the taking of any actions by a Lender that would result in any tax, cost or other expense to such Lender (other than a tax, cost or expense for which such Lender shall have been reimbursed or indemnified by the Company pursuant to this Agreement or otherwise) or any action which would in the reasonable opinion of such Lender have an adverse effect upon its financial condition, operations, business or properties.

         (i) Each Lender agrees to indemnify the Agent and hold the Agent harmless for the full amount of any and all present or future Taxes, Other Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes or Other Taxes imposed by any jurisdiction on amounts payable to Agent under this Section 4.05(i)) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 4.05, whether or not such Taxes, Other Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent makes written demand therefor.


                                      -34

         4.06 Sharing of Payments, Etc. If, other than as provided in Section 3.05, 4.02, 4.03, 4.04, 4.05 or 4.06, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of any Committed Loan made by it or, after the occurrence and during the continuation of an Event of Default pursuant to Section 10.01(a), in respect of any Obligation owing to it (including with respect to any Bid
Loan), in excess of its Commitment Percentage of payments on account of the Committed Loans or, after the occurrence and during the continuation of an Event of Default pursuant to Section 10.01(a), in excess of its pro rata share of all Obligations, such Lender shall forthwith purchase from the other Lenders such participations in the Committed Loans made by them or, after the occurrence and during the continuation of an Event of Default pursuant to Section 10.01(a), in all Obligations owing to them, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders according to their Commitment Percentages or, after the occurrence and during the continuation of an Event of Default pursuant to Section 10.01(a), their pro rata shares of all Obligations then owing to them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase by such Lender from each other Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such paying Lender's pro rata share (according to the proportion of (a) the amount of such paying Lender's required repayment to the purchasing Lender to
(b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section
4.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.06 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.06 to share in the benefits of any recovery on such secured claim.

                                   ARTICLE 5
                         CHANGES IN CIRCUMSTANCES; ETC.

         5.01 Eurodollar Rate Protection. If with respect to any Interest Period for Eurodollar Loans, either (a) the Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or (b) by the first day of such Interest Period, the Required Lenders notify the Agent that LIBOR for such Interest Period will not adequately reflect the cost to the Required Lenders of making such Eurodollar Loans or funding or maintaining their respective Eurodollar Loans for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon the obligations of the Lenders to make or continue Loans as Eurodollar Loans or to convert Reference Rate Loans into Eurodollar Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist and any then outstanding Eurodollar Loans shall at the end of the then current Interest Period for such Loans be converted into Reference Rate Loans.

         5.02 Additional Interest on Eurodollar Loans. The Company shall pay to each Lender, on demand of such Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender



                                      -35
from the date such Eurodollar Loan is made until such principal amount is paid in full, at a rate per annum equal at all times to the remainder obtained by subtracting (a) LIBOR for the Interest Period for such Eurodollar Loan from (b) the rate obtained by dividing such LIBOR by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each Interest Payment Date for such Eurodollar Loan.

         5.03 Increased Costs. If, due to either (a) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements covered by Section 5.02) in or in the interpretation of any law or regulation after the date hereof (except to the extent such introduction, change or interpretation affects Taxes or Other Taxes) or (b) the compliance with any guideline or request issued after the date hereof (except to the extent such guideline or request affects Taxes or Other Taxes) from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Eurodollar Loans or participating in Letters of Credit or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall, subject to Section 5.08(b), be liable for, and shall from time to time, upon demand therefor by such Lender to the Company through the Agent, pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs. For purposes of this Section 5.03, the term "Taxes" shall have the meaning specified in Section 4.05(a) without regard to the exclusions set forth in Section 4.05(a).

         5.04 Illegality. Notwithstanding any other provision of this Agreement, if the introduction of any Requirement of Law, or in the interpretation or administration of any Requirement of Law shall, after the date hereof, make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its applicable Lending Office to make or continue Committed Loans as Eurodollar Loans or to convert Reference Rate Loans into Eurodollar Loans, then, on notice thereof and demand therefor by such Lender to the Company through the Agent, (a) the obligation of such Lender to make or to continue Committed Loans as Eurodollar Loans or to convert Reference Rate Loans into Eurodollar Loans shall terminate and (b) the Company shall forthwith prepay in full all Eurodollar Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the then current Interest Period applicable to each such Eurodollar Loan if such Lender may lawfully continue to maintain such Eurodollar Loan to such day, or immediately if such Lender may not lawfully continue to maintain such Eurodollar Loan to such day, unless the Company, on or prior to the date on which it would otherwise be required to prepay such Eurodollar Loan, converts all Eurodollar Loans of all Lenders then outstanding into Reference Rate Loans.

         5.05 Capital Adequacy. In the event that any Lender shall determine that the compliance with any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's or such corporation's desired return on capital) determines that the amount of such capital is increased as a consequence of such Lender's obligation under this Agreement, then the Company shall, subject to Section 5.08(b), be liable for and shall from time to time, upon demand therefor by such Lender through the Agent, pay to the Agent for the account of such Lender such additional amounts as are sufficient to compensate such Lender for such increase.


                                      -36

         5.06 Funding Losses.

         (a) If the Company makes any payment or prepayment of principal with respect to any Eurodollar Loan (including payments made after any acceleration thereof) or converts any Loan from a Eurodollar Loan to a Reference Rate Loan on any day other than the last day of an Interest Period applicable thereto, the Company shall pay to each Lender, upon demand therefor by such Lender, the amount (if any) by which (i) the present value of the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the present value of the interest which would have been recoverable by such Lender by placing such amount so received on deposit in the London interbank market for a period starting on the date on which it was so received and ending on the last day of such Interest Period. For purposes of determining present value under this Section 5.06(a), interest amounts shall be discounted at a rate equal to the sum of (A) LIBOR determined two Business Days before the date on which such principal amount is received for an amount substantially equal to the amount received and for a period commencing on the date of such receipt and ending on the last day of the relevant Interest Period, plus (B) the percentage above LIBOR payable in respect of such Eurodollar Loan pursuant to Section 2.09(a)(ii).

         (b) If the Company fails to prepay, borrow, convert or continue any Eurodollar Loan after a notice of prepayment, borrowing, conversion or continuation has been given (or is deemed to have been given) to any Lender, the Company shall reimburse each Lender, upon demand therefor by such Lender, for any resulting loss and expense incurred by it, including any loss incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender from third parties to fund any Eurodollar Loan.

         (c) If for any reason any Lender receives all or part of the principal amount of a Bid Loan owed to it prior to the scheduled maturity date thereof, the Company shall, on demand by such Lender, pay such Lender the amount (if any) by which (i) the present value of the additional interest which would have been payable on the amount so received had it not been received until such maturity date exceeds (ii) the present value of the interest which would have been recoverable by such Lender by placing such amount so received on deposit in the London interbank market for a period starting on the date on which it was so received and ending on such maturity date. For purposes of determining present value under this Section 5.06(c), interest amounts shall be discounted at a rate equal to the sum of (A) LIBOR determined two Business Days before the date on which such principal amount is received for an amount substantially equal to the amount received and for a period commencing on the date of such receipt and ending on such maturity date, plus (B) the percentage above LIBOR payable in respect of Eurodollar Loans constituting Tranche A Loans pursuant to Section 2.09(a)(ii).

         5.07 Funding; Certificates of Lenders.

         (a) Each Lender may fulfill its obligation to make, continue or convert Loans into Eurodollar Loans by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Loans; provided, however, that such Eurodollar Loans shall in such event be deemed to have been made and to be held by such Lender and the obligation of the Company to repay such Eurodollar Loans shall be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Company hereby consents and agrees that, for purposes of any determination to be made pursuant to Section 5.01, 5.02, 5.03,
5.04 or 5.06, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Loans by purchasing dollar deposits in the interbank eurodollar market for its Eurodollar Lending Office.



                                      -37

         (b) Any Lender claiming reimbursement or compensation pursuant to Sections 4.05, 5.02, 5.03, 5.05 and/or 5.06 shall deliver to the Company through the Agent a certificate setting forth in reasonable detail the basis for computing the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error. The Company shall pay to any Lender claiming compensation or reimbursement from the Company pursuant to Sections 5.02, 5.03, 5.05 or 5.06 the amount requested by such Lender no later than five Business Days after such demand.

         5.08 Change of Lending Office; Limitation on Increased Costs.

         (a) Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 4.05(c) or (d) or Sections 5.02, 5.03, 5.04 or
5.05 with respect to such Lender, it will use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize the imposition of any costs and expenses pursuant to such Sections and to designate a different Lending Office for any Loans affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.08 shall affect or postpone any of the obligations of the Company or the right of any Lender provided in
Section 4.05(c) or (d) or Sections 5.02, 5.03, 5.04 or 5.05.

         (b) Notwithstanding the provisions of Sections 4.05(c), 4.05(d), 5.02,
5.03 and 5.05, the Company shall only be obligated to compensate any Lender for any amount arising or occurring during (i) any time or period commencing (A) in the case of Section 4.05(c) or (d), not more than six months and (B) in the case of Sections 5.02, 5.03 or 5.05, not more than three months, prior to the date on which such Lender notifies the Agent and the Company that such Lender proposes to demand such compensation and (ii) any time or period during which, because of the unannounced retroactive application of any statute, regulation or other basis, such Lender could not have known that such amount might arise or accrue.


                                      -38

         5.09 Replacement of Lenders. The Company may from time to time for reasonable cause, as determined by the management of the Company, including invocation of any provision of this Article 5 by any Lender, designate one or more banks (any such bank so designated being herein called a "Replacement Lender") willing, in its or their sole discretion, to purchase all of the Committed Loans of any one or more Lenders and each such Lender's rights hereunder (other than any such rights with respect to Bid Loans), without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Committed Loans payable to such Lender plus any accrued but unpaid interest on such Committed Loans and accrued but unpaid Utilization Fees and facility fees in respect of such Lender's Commitment, if any, and any other amounts payable to such Lender under this Agreement or any other Loan Document (other than with respect to Bid Loans), including any amount payable pursuant to Section 5.06 as though such Lender's Eurodollar Loans were being prepaid on the date of such purchase, and to assume all the obligations of such Lender hereunder (other than with respect to Bid Loans), and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those that pertain to its Bid Loans and those that survive full payment hereunder) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder (other than with respect to Bid Loans).

                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders and the Agent to enter into this Agreement and to induce the Lenders to extend their Commitments and to make Loans, the Company represents and warrants to the Lenders and the Agent as follows:

         6.01 Corporate Existence; Compliance with Law. The Company and each Restricted Subsidiary:

         (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification except where the failure to be so qualified is not likely to have a Material Adverse Effect;

         (c) has all requisite corporate power and authority to own, pledge, mortgage, hold under lease and operate its properties and to conduct its business as now or currently proposed to be conducted; and

         (d) is in compliance with all Requirements of Law applicable to it and its business except for such non-compliance which is not likely to have a Material Adverse Effect.

         6.02 Corporate Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party:

         (a) are within the respective corporate powers of such Loan Party;

         (b) have been, or prior to such execution will have been, duly authorized by all necessary corporate action, including the consent of shareholders where required;


                                      -39

         (c) do not:

              (i) contravene the articles or certificate of incorporation or by-laws of such Loan Party;

              (ii) violate any other Requirement of Law;

              (iii) conflict with or result in the breach of, or constitute a default under, any Contractual Obligation of such Loan Party, except for such conflicts, breaches or defaults which are not likely to have a Material Adverse Effect and which do not subject any Lender or the Agent to any criminal liability or any material civil liability; or

              (iv) result in the creation or imposition of any Lien upon any of the property of any Loan Party; and

         (d) do not require the consent of, authorization by, approval of or notice to, or filing or registration with, any Governmental Authority or any other Person other than (i) as of the Closing Date, those which have been obtained, made or given and which are fully disclosed on Schedule 6.02(d) and
(ii) those which are not required to be obtained, made or given as of the Closing Date but which will be obtained, made or given as and when required.

         6.03 Enforceable Obligations. This Agreement and each other Loan Document to which any Loan Party is a party have been duly executed and delivered by such Loan Party. This Agreement is, and each other Loan Document when delivered hereunder will be, legal, valid and binding obligations of each Loan Party, a party thereto, enforceable against each such Loan Party in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally.

         6.04 Taxes. As of the Closing Date, the Company and each Restricted Subsidiary have filed all federal, state, local and foreign tax returns which are required to have been filed in any jurisdiction and have paid all taxes shown to be due thereon or otherwise assessed, to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves (adequate in accordance with, and segregated to the extent required by, GAAP) and the non-filing or non-payment of which is not likely to have a Material Adverse Effect.

         6.05 Financial Matters.

         (a) The consolidated balance sheet of the Company and its Subsidiaries as of the last day of the fiscal year ended on December 31, 1998, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, all with reports thereon by Arthur Andersen & Co., independent public accountants, copies of which have been delivered to the Agent and each Lender prior to the execution of this Agreement, fairly present the consolidated financial position of the Company and its Subsidiaries as of the date of said balance sheet and the consolidated results of their operations for the period covered by said statements of income and cash flows, and have been prepared in accordance with GAAP consistently applied in all material respects by the Company and its Subsidiaries throughout the period involved, except as set forth in the notes thereto. There are no material liabilities,


                                      -40
contingent or otherwise, of the Company or any Subsidiary not reflected in the consolidated balance sheet as of December 31, 1998 or in the notes thereto which are required to be disclosed therein.

         (b) Since December 31, 1998, there has been no Material Adverse Effect and no development which is likely to have a Material Adverse Effect, except as reflected in the Company's periodic reports filed with the Securities and Exchange Commission prior to the Closing Date.

         (c) There is no material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments which is not reflected in the December 31, 1998 consolidated financial statements of the Company and its Subsidiaries or in the notes thereto which are required by GAAP to be disclosed therein and no liability reflected in such notes is likely to have a Material Adverse Effect.

         6.06 Litigation. As of the Closing Date, there are no pending or, to the knowledge of the Company, threatened, actions or proceedings affecting the Company or any Restricted Subsidiary before any court or other Governmental Authority or any arbitrator that are likely to have a Material Adverse Effect.

         6.07 Subsidiaries.

         (a) Set forth on Schedule 6.07 is a complete and correct list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Company as of the Closing Date, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class of its securities outstanding owned by the Company and each other Subsidiary of the Company.

         (b) (i) All of the outstanding shares of securities of each of the Subsidiaries of the Company listed on Schedule 6.07 have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company, free and clear of any Lien, except as otherwise permitted hereunder, and (ii) no Subsidiary of the Company owns any shares of securities of the Company.

         6.08 Liens. As of the Closing Date, there are no Liens of any nature whatsoever on any properties owned by the Company or any Restricted Subsidiary other than Permitted Liens.

         6.09 No Burdensome Restrictions; No Defaults.

         (a) As of the Closing Date, neither the Company nor any Restricted Subsidiary is a party to any Contractual Obligation the performance of which is likely to have a Material Adverse Effect.

         (b) As of the Closing Date, no provision or provisions of any applicable Requirement of Law has or is likely to have a Material Adverse Effect.

         (c) Neither the Company nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation which default is likely to have a Material Adverse Effect.

         (d) No Default or Event of Default has occurred and is continuing.

         6.10 Investment Company Act; Public Utility Holding Company Act. No Loan Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended,


                                      -41
or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. The making of the Loans by the Lenders, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by the Loan Documents will not violate any provision applicable to any Loan Party of (a) the Investment Company Act of 1940, as amended, or (b) any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

         6.11 Margin Regulations. No part of the proceeds of any Loan will be used in violation of Regulation T, U, or X of the Federal Reserve Board. After giving effect to the application of the proceeds of the Loans (including the Loans to be made on the Closing Date) less than twenty-five percent (25%) of the assets of the Company, individually and on a consolidated basis with its Subsidiaries, consists of margin stock. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Federal Reserve Board or any regulations substituted therefor, as from time to time in effect, are used in this Section
6.11 with such meanings.

         6.12 Environmental Matters. Except as set forth on Schedule 6.12:

         (a) all facilities and property (including underlying groundwater) presently owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by the Company and its Subsidiaries in material compliance with all Environmental Laws, except for such non-compliance as is not likely to have a Material Adverse Effect;

         (b) there are no pending or threatened

              (i) claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law which are likely to have a Material Adverse Effect, or

              (ii) claims, complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law which are likely to have a Material Adverse Effect;

         (c) except for Releases of Hazardous Materials which occurred after the date that the Company or any of its Subsidiaries sold, transferred, assigned or otherwise disposed of its interests in any previously owned or leased property, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that are likely to have a Material Adverse Effect;

         (d) the Company and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses except for such non-compliance as is not likely to have a Material Adverse Effect;

         (e) (i) no property presently owned or leased by the Company or any of its Subsidiaries, and (ii) to the best of the knowledge of the Company, no property previously owned or leased by the Company or any of its Subsidiaries, is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar published state list of sites requiring investigation or clean-up;



                                      -42

         (f) to the knowledge of the Company, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that are likely to have a Material Adverse Effect;

         (g) neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar published state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, except for such claims which are not likely to have a Material Adverse Effect;

         (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company or any of its Subsidiaries that are likely to have a Material Adverse Effect; and

         (i) to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, are likely to have a Material Adverse Effect.


                                      -43

         6.13 Labor Matters. Except as set forth on Schedule 6.13, there are no strikes or other labor disputes or grievances or charges or complaints with respect to any employee or group of employees pending or, to the knowledge of the Company, threatened against the Company or any Restricted Subsidiary which are likely to have a Material Adverse Effect.

         6.14 ERISA Plans. During the twelve-consecutive-month period prior to the Closing Date, no steps have been taken to terminate any Pension Plan (other than a standard termination as defined in Section 4041(b) of ERISA for which a commitment to make the terminating Pension Plan sufficient is not required), and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. Other than liability for benefit payments or contributions in the ordinary course, no condition exists or event or transaction has occurred with respect to any Plan which is likely to result in the incurrence by the Company or any member of the Controlled Group of any material liability, fine or penalty. Each Plan complies with the applicable provisions of ERISA and the Code, except where such non-compliance is not likely to have a Material Adverse Effect. Except as disclosed on Schedule 6.14, neither the Company nor any Subsidiary of the Company has any material contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

         6.15 Y2K Review. On the basis of a comprehensive review and assessment of the Company's and its Subsidiaries' systems and equipment and due inquiry made of the Company's and its Subsidiaries' material suppliers, vendors and customers, the Company's Responsible Officers are of the view that the "Year 2000 problem" (i.e., the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a Material Adverse Effect. The Company and its Subsidiaries have developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of their own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

         6.16 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

         6.17 Full Disclosure. None of the representations or warranties made by the Company or any Restricted Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Restricted Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or otherwise necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                   ARTICLE 7
                              CONDITIONS PRECEDENT

                                      -44

         7.01 Conditions Precedent to the First Loan. The obligation of each Lender to make its initial Loan and the obligation of the Issuing Bank to Issue its initial Letter of Credit is subject to the satisfaction of the condition precedent that the Agent shall have received the following, each, unless otherwise specified below, dated as of the Closing Date, in form and substance satisfactory to the Agent and its counsel:

         (a) Board Resolutions; Incumbency Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) the resolutions of the Board of Directors of such Loan Party approving each Loan Document to which such Loan Party is a party and the transactions contemplated hereby and thereby, (ii) all documents evidencing other necessary corporate action, if any, by each Loan Party with respect to each Loan Document and (iii) the names and signatures of the officers authorized to act with respect to each Loan Document executed by it, upon which certificate the Agent and each Lender may conclusively rely until they shall have received a further certificate of the Secretary or Assistant Secretary of such Loan Party canceling or amending such prior certificate;

         (b) Articles of Incorporation; By-Laws and Good Standing. Each of the following documents:

              (i) the articles or certificate of incorporation of each Loan Party as in effect on the Closing Date, certified (A) by the Secretary of State of the state of incorporation of such Loan Party as of a date reasonably close to the Closing Date, and (B) by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, and the by-laws of each Loan Party, as in effect on the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date; and

              (ii) a good standing certificate for each Loan Party from the Secretary of State of the state of incorporation of such Loan Party as of a date reasonably close to the Closing Date;

         (c) Subsidiary Guaranty. A guaranty, duly executed by each Principal Subsidiary, in substantially the form of Exhibit 7.01(c) (the "Subsidiary Guaranty");

         (d) Legal Opinion. A favorable opinion addressed to the Agent and all Lenders from counsel to the Company and its Subsidiaries, in substantially the form of Exhibit 7.01(d) (which opinion the Company and its Subsidiaries hereby expressly instruct such counsel to prepare and deliver);

         (e) Contribution Agreement. A duly executed copy of the Contribution Agreement, in substantially the form of Exhibit 7.01(e) (the "Contribution Agreement"); and


                                      -45

         (f) Termination of the 1996 Credit Agreement. Evidence satisfactory to the Agent that the 1996 Credit Agreement and the commitments of the lenders thereunder shall have been terminated and all committed loans owing to the lenders thereunder shall have been paid in full; provided, however, that the obligations of the Company with respect to the 1996 Facility Bid Loans outstanding on the Closing Date shall survive the termination of the 1996 Credit Agreement and such 1996 Facility Bid Loans shall be repaid when due in accordance with their respective terms.

         7.02 Additional Conditions Precedent to the First Loan. The obligation of each Lender to make its initial Loan and the obligation of the Issuing Bank to Issue its initial Letter of Credit is subject to the further conditions precedent that:

         (a) No Material Adverse Effect. Since December 31, 1998, there shall have been no Material Adverse Effect and no development which is likely to have a Material Adverse Effect, except as reflected in the Company's periodic reports filed with the Securities and Exchange Commission prior to the Closing Date.

         (b) Margin Regulations. All Loans made by the Lenders shall be in full compliance with all applicable Requirements of Law, including Regulations T, U and X of the Federal Reserve Board.

         (c) Fees Costs and Expenses. The Company shall have paid all fees referred to in Section 4.01 to the extent then due and payable and all reasonable costs and expenses referred to in Section 12.04 (including legal fees and expenses) and any indemnity pursuant to Section 12.05 which, in each case, may be then due and payable.

         (d) Company Officer's Certificate. The Company shall have delivered to the Agent a certificate from a Responsible Officer of the Company in substantially the form of Exhibit 7.02(d) as to the satisfaction of the conditions set forth in this Section 7.02 and to the effect that on the Closing Date, the representations and warranties contained in Article 6 are correct.

         (e) North American Timber Agreement. All conditions precedent described in Sections 7.01 and 7.02 of the North American Timber Agreement shall have been satisfied.

         7.03 Conditions Precedent to Each Committed Loan and Letter of Credit. The obligation of each Lender to make any Committed Loan (including its initial Committed Loan) and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that:

         (a) Notice of Borrowing. The Agent shall have received a Notice of Borrowing as required by Section 2.02 or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02.

         (b) Accuracy of Representations; No Default; Etc. The following statements shall be true on the date of each Committed Loan or Issuance Date, as the case may be, before and after giving effect thereto:

              (i) The representations and warranties contained in Article 6 are correct on and (except for representations and warranties relating solely to a particular point in time and, after the initial Committed Borrowing, other than under Section 6.05(b)) as of such date as though made on and as of such date; and


                                      -46

              (ii) No Default or Event of Default has occurred and is continuing or would result from such Committed Loan being made or Letter of Credit being Issued on such date.

         (c) Other Assurances. The Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request related to the transactions contemplated hereby.

         7.04 Conditions Precedent to Each Bid Borrowing. The obligation of each Lender which is to make a Bid Loan in connection with a Bid Borrowing (including the initial Bid Borrowing) to make such Bid Loan shall be subject to the further conditions precedent:

         (a) Promissory Notes. If so requested by such Lender, the Company shall have delivered to such Lender a promissory note in the form of Exhibit 2.05(c) evidencing the Indebtedness of the Company in respect of such Bid Loan.

         (b) Accuracy of Representations; No Default; Etc. The following statements shall be true on the date of each Bid Borrowing, before and after giving effect thereto and to the application of the proceeds from the Bid Loans being made on such date:

              (i) The representations and warranties contained in Article 6 are correct on and (except for representations and warranties relating solely to a particular point in time and other than under Section 6.05(b) as of such date as though made on and as of such date; and

              (ii) No Default or Event of Default has occurred and is continuing or would result from such Bid Loan being made on such date.

                                   ARTICLE 8
                              AFFIRMATIVE COVENANTS

         The Company agrees that as long as the obligations of the Lenders to make Loans shall remain in effect or any Letter of Credit remain outstanding and until all Obligations shall have been paid or performed in full, unless the Required Lenders shall otherwise consent in writing:


                                      -47

         8.01 Application of Proceeds. The Company will apply the proceeds of the Loans for general corporate purposes.

         8.02 Compliance with Laws, Etc. The Company will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Requirements of Law except for such non-compliance as is being contested in good faith by appropriate proceedings or is not likely to have a Material Adverse Effect.

         8.03 Payment of Taxes, Etc. The Company will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Company in accordance with, and to the extent required by, GAAP, or if such non-payment (individually and in the aggregate with all other such non-payments) is not likely to have a Material Adverse Effect.

         8.04 Maintenance of Insurance. The Company will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and such Subsidiaries operate; provided, however, that the Company and its Subsidiaries may self-insure to the extent that the Company or any such Subsidiary may in its discretion determine; and provided, further, that the Company may maintain insurance on behalf of any of its Subsidiaries. Without limiting the generality of the foregoing, the Company will, and will cause each of its Subsidiaries to, maintain insurance coverages that are at least substantially the same as the insurance coverages maintained on the Closing Date.

         8.05 Preservation of Corporate Existence, Etc. The Company will preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises, except as permitted under Section 9.03 or except to the extent that the failure by the Company or any such Restricted Subsidiary to comply with the foregoing is not likely to have a Material Adverse Effect.

         8.06 Access. The Company will from time to time, during normal business hours upon reasonable notice, or, if a Default or an Event of Default shall have occurred and be continuing, at any time upon notice to an officer of the Company having at least the rank of Vice President, permit the Agent, any Lender and any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their respective officers.

         8.07 Keeping of Books. The Company will keep proper books of record and account, in which full and correct entries, on a consolidated basis for the Company and its Subsidiaries, shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP consistently applied.

         8.08 Maintenance of Properties, Etc. The Company will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 8.08 shall


                                      -48
prevent the Company or any of its Subsidiaries from discontinuing the maintenance or preservation of any of its properties if such discontinuance is, in the opinion of the Company, desirable in the conduct of its business and is not likely to have a Material Adverse Effect.

         8.09 Financial Statements. The Company will furnish to the Agent, with sufficient copies for the Lenders:

         (a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and the related statements of income and cash flows for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter;

         (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of income, changes in shareholders' equity and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such year; and

         (c) at the same time it furnishes each set of financial statements pursuant to subsections 8.09(a) and (b), (i) a certificate of a Responsible Officer of the Company to the effect that no Default or Event of Default has occurred and is continuing (or if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and the action which the Company proposes to take with respect thereto) and (ii) a compliance certificate in substantially the form of Exhibit 8.09(c).

         8.10 Reporting Requirements. The Company will furnish to the Agent, with sufficient copies for the Lenders:

         (a) promptly and in any event within three Business Days after the Company becomes aware of the existence of any Default or Event of Default, notice by telephone or facsimile specifying the nature of such Default or Event of Default, which notice, if given by telephone, shall be promptly confirmed in writing within five Business Days;

         (b) promptly after the sending or filing thereof, copies of all reports which the Company sends to its security holders generally and copies of all reports and registration statements which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange (including the Company's Quarterly Report on Form 10-Q and Annual Report on Form 10-K);

         (c) promptly but not later than three Business Days after the Company becomes aware of any change by Moody's or S&P in its Debt Rating, notice by telephone or facsimile of such change; and

         (d) such other information respecting the business, prospects, properties, operations or condition, financial or otherwise of the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.


                                      -49

         8.11 ERISA Plans. The Company will maintain and operate, and cause each Subsidiary to maintain and operate, each Plan in material compliance with ERISA and the Code and all applicable regulations thereunder.

         8.12 Environmental Compliance; Notice. The Company will, and will cause each of its Subsidiaries to:

         (a) endeavor to use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws;

         (b) promptly upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, evaluate such claims, complaints, notices and inquiries and forward copies of (i) all such claims, complaints, notices and inquiries which individually are likely to have a Material Adverse Effect and
(ii) all such claims, complaints, notices and inquiries, arising from a single occurrence which together are likely to have a Material Adverse Effect, and endeavor to promptly resolve all such actions and proceedings relating to compliance with Environmental Laws; and

         (c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 8.12.

         8.13 New Subsidiaries. If the Company or any of its Subsidiaries at any time after the date hereof acquires, forms, or establishes any Principal Subsidiary or any Subsidiary becomes a Principal Subsidiary, the Company shall cause any such Principal Subsidiary to promptly (a) execute and deliver to Agent each of the Subsidiary Guaranty and the Contribution Agreement; and (b) provide such evidence of due authorization, execution, and delivery of such Loan Documents as the Agent or the Required Lenders may reasonably require.

                                   ARTICLE 9
                               NEGATIVE COVENANTS

         The Company agrees that as long as the obligations of the Lenders to make Loans shall remain in effect and until all Obligations shall have been paid or performed in full, unless the Required Lenders shall otherwise consent in writing:

         9.01 Liens, Etc. The Company shall not create or assume and shall not permit any Restricted Subsidiary to create or assume, any Lien upon or with respect to any of its Principal Properties or shares of capital stock or Indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, without making effective provision, and the Company in such case will make or cause to be made effective provision, whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such other Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

         (a) Liens existing on the Closing Date and set forth on Schedule 9.01;


                                      -50

         (b) Liens on any Principal Property acquired, constructed or improved after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, or pursuant to financing arrangements for which a firm commitment is made by a bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) within 120 days after, the completion of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or, in addition to Liens contemplated by Sections 9.01(c) and 9.01(d), Liens on any Principal Property existing at the time of acquisition thereof; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any property theretofore owned by the Company and/or one or more Restricted Subsidiaries other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

         (c) Liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or existing at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company, or to a Restricted Subsidiary;

         (d) Liens on property or shares of capital stock of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

         (e) Liens to secure Indebtedness of a Restricted Subsidiary to the Company or one or more Restricted Subsidiaries;

         (f) Liens in favor of the United States of America or any State thereof, or any department, agency or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

         (g) Liens on timberlands in connection with an arrangement under which the Company and/or one or more Restricted Subsidiaries are obligated to cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined;

         (h) Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including in connection with borrowings of money for such purposes) on, or on any interest in, or on any proceeds from the sale of, property acquired or held for the purpose of exploring for, developing or producing oil, gas or other minerals, or production therefrom, or proceeds of such production, or material or equipment located on such property;

         (i) Liens in favor of any customer arising in respect of performance deposits and partial, progress, advance or other payments made by or on behalf of such customer for goods produced or to be produced or for services rendered or to be rendered to such customer in the ordinary course of business, which Liens shall not exceed the amount of such deposits or payments;

         (j) Liens on the property of the Company or any Restricted Subsidiary incurred or pledges and deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employer plans subject to ERISA;


                                      -51

         (k) Liens pertaining to receivables or other accounts sold by the Company or any of its Restricted Subsidiaries pursuant to a receivables sale transaction in favor of the purchaser or purchasers of such receivables or other accounts;

         (l) purchase money liens or purchase money security interests upon or in any other property acquired by the Company or any Restricted Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;

         (m) extensions, renewals and replacements of Liens referred to in
Section 9.01(a) through (l) or this Section 9.01(m), provided, however, that the Indebtedness secured thereby shall not exceed the principal amount of the Indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement shall be limited to all or part of the property or assets which secured the Lien extended, renewed or replaced (plus improvements on such property);

         (n) Liens imposed by law, such as workers', materialmen's, mechanics', warehousemen's, carriers', lessors', vendors' and other similar Liens incurred by the Company or any Restricted Subsidiary arising in the ordinary course of business which secure its obligations to any Person;

         (o) Liens created by or resulting from any litigation or proceedings which are being contested in good faith by appropriate proceedings; Liens arising out of judgments or awards against the Company and/or one or more Restricted Subsidiaries with respect to which the Company and/or such Restricted Subsidiary or Restricted Subsidiaries are in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Company and/or one or more Restricted Subsidiaries for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company and/or such Restricted Subsidiary or Restricted Subsidiaries are a party;

         (p) Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable or to the extent that non-payment thereof shall be permitted by Section 7.03, landlord's liens on property held under lease and tenants' rights under leases;

         (q) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not materially impair the value of any parcel of property material to the operation of the business of the Company and its Restricted Subsidiaries taken as a whole or the value of such property for the purpose of such business; and

         (r) Liens arising in connection with Sale-Leaseback Transactions permitted by Section 9.02.

         9.02 Sale-Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company and/or one or more Restricted Subsidiaries of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and one or more Restricted Subsidiaries or between Restricted Subsidiaries) which property has been or is to be sold or transferred by the Company and/or such Restricted Subsidiary or Restricted Subsidiaries to such Person (a "Sale-Leaseback Transaction") unless (a) the Company and/or such Restricted Subsidiary or Restricted Subsidiaries would be entitled to incur Indebtedness secured by a Lien on such property without equally and ratably securing the Obligations pursuant to the provisions of Section 9.01, or (b) the Company shall apply or cause to be applied an amount equal to the Value of such Sale-Leaseback Transaction within 120 days of the effective date of any arrangement (i) to the retirement



                                      -52
of Indebtedness for Borrowed Money incurred or assumed by the Company or any Restricted Subsidiary (other than indebtedness for borrowed money owed to the Company and/or one or more Restricted Subsidiaries) which by its terms matures on, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of the incurrence or assumption of such indebtedness and which is senior in right of payment to, or ranks pari passu with, the Loans, or (ii) to the purchase of other property which will constitute "Principal Property" having a fair value in the opinion of the Board of Directors of the Company at least equal to the Value of such Sale-Leaseback Transaction, or (c) the Company shall use the net proceeds to repay Loans hereunder.

         Notwithstanding the provisions of Sections 9.01 and 9.02, the Company and any one or more of its Restricted Subsidiaries may nevertheless create or assume Liens which would otherwise require securing of the Obligations under said provisions, and enter into Sale-Leaseback Transactions without compliance with either Section 9.02(b) or 9.02(c), provided that the aggregate amount of all such Liens and Sale-Leaseback Transactions permitted by this Section 9.02 at any time outstanding (as measured by the sum of (a) all Indebtedness secured by all such Liens then outstanding or to be so created or assumed, but excluding secured Indebtedness permitted under the exceptions in Section 9.01, and (b) the Value of all such Sale-Leaseback Transactions then outstanding or to be so entered into, but excluding such transactions in which indebtedness is retired or property is purchased or Loans are repaid) shall not exceed 10% of Net Tangible Assets.


                                      -53

         9.03 Mergers, Etc. The Company shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, whether now owned or hereafter acquired, to any Person; provided, however, that the Company may merge or consolidate with or into any corporation (whether or not affiliated with the Company) or convey, transfer, lease or otherwise dispose of all or substantially all of its assets, to any other corporation (whether or not affiliated with the Company) authorized to acquire or operate the same, so long as (a) either (x) in the case of such merger or consolidation, the Company is the surviving corporation or (y) if either (i) in the case of such merger or consolidation, if the Company is not the surviving corporation, or (ii) upon any such conveyance, transfer, lease or other disposition, the surviving or transferee corporation expressly assumes the due and punctual payment of all Obligations according to their terms and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by the Company; and (b) after giving effect to such transaction, no Default or Event of Default exists and the Company or such surviving Person, as applicable, has demonstrated its compliance with Section
9.08 to the reasonable satisfaction of the Required Lenders.

         9.04 Transactions with Affiliates. The Company shall not enter into or be a party to, or permit any of its Restricted Subsidiaries to enter into or be a party to, any transaction with any Affiliate of the Company except (a) as may be permitted under Sections 9.01, 9.02, or 9.03 or (b) transactions in the ordinary course of business which are not likely to have a Material Adverse Effect.

         9.05 Accounting Changes. The Company (a) shall not make, or permit any of its Subsidiaries to make, any significant change in accounting treatment and reporting practices except as permitted or required by GAAP or the Securities and Exchange Commission and (b) shall not designate a different fiscal year other than a fiscal year that ends on the closest Saturday to December 31 of each year.

         9.06 Margin Regulations. The Company shall not use the proceeds of any Loan in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

         9.07 Negative Pledges, Etc. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any agreement prohibiting compliance by the Company with the provisions of the introduction to Section 9.01 or restricting the ability of the Company or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document.

         9.08 Leverage Ratio. The Company shall not permit the ratio of (a) Funded Indebtedness on the last day of any fiscal quarter to (b) EBITDA for the Measurement Period ending on such date (in each case calculated on a consolidated basis for the Company and its consolidated Subsidiaries) to be greater than 4.50 to 1.00.

                                   ARTICLE 10
                                EVENTS OF DEFAULT

         10.01 Events of Default. The term "Event of Default" shall mean any of the events set forth in this Section 10.01.

         (a) Non-Payment. The Company shall (i) fail to pay any principal of any Loan when the same shall become due and payable; or (ii) fail to pay any interest on any Loan or fail to pay any fee due under this Agreement within three Business Days after the same shall become due and payable; or


                                      -54

         (b) Representations and Warranties. Any representation or warranty made by the Company in this Agreement or by any Loan Party in any other Loan Document or in any certificate, document or financial or other statement delivered at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect or untrue in any material respect when made or deemed made; or

         (c) Specific Defaults. The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 8.01, 8.05, 8.06 or 8.10(a) or
Article 9; or

         (d) Other Defaults. The Company shall fail to perform or observe any other term or covenant contained in this Agreement or any Loan Party shall fail to perform any other term or covenant in any other Loan Document, and such Default shall continue unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Company by the Agent; or

         (e) Default under Other Agreements. Any default shall occur and be continuing under the terms applicable to:

              (i) any Funded Indebtedness or any Indebtedness or items of Indebtedness of the Company or any of its Subsidiaries (other than under this Agreement or any other Loan Document) which Funded Indebtedness or Indebtedness, as the case may be, has an aggregate outstanding principal amount of $75,000,000 or more, or

              (ii) under one or more Swap Contracts of the Company or any of its Subsidiaries resulting in aggregate Swap Termination Values of the Company and its Subsidiaries of $75,000,000 or more and, in either of the above cases, such default shall:

                   (A) consist of the failure to pay such Indebtedness or such net obligations when due (whether at scheduled maturity, upon early termination, by required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period; or

                   (B) result in, or continue unremedied and unwaived for a
              period of time sufficient to permit, the acceleration of such Indebtedness or the early termination of any such Swap Contract; or

         (f) Bankruptcy or Insolvency. The Company or any Restricted Subsidiary shall:

              (i) generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

              (ii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect;

              (iii) seek the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;


                                      -55

              (iv) make a general assignment for the benefit of creditors; or

              (v) take any corporate action to authorize any of the foregoing;
         or

         (g) Involuntary Proceedings. An involuntary case or other proceeding shall be commenced against the Company or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any-substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

         (h) Monetary Judgments. One or more judgments or orders for the payment of money exceeding in the aggregate $75,000,000 shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been initiated by any creditor upon such judgment or order or (ii) such judgment or order shall continue unsatisfied or unstayed for a period of 30 days; or

         (i) Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

              (i) the institution of any steps by the Company, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such member could reasonably expect to be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan or the PBGC, in excess of $75,000,000; or

              (ii) a contribution failure occurs with respect to any Pension Plan which gives rise to a Lien under Section 302(f) of ERISA with respect to a liability or obligation in excess of $75,000,000; or

         (j) Change in Control. The acquisition by any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of either (i) 33-1/3% or more of the outstanding shares of voting stock of the Company or (ii) the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise; or

         (k) Impairment of Certain Documents. Except as otherwise expressly permitted in any Loan Document, any of the Loan Documents shall terminate or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the relevant Loan Party, or such Loan Party or any Person acting for or on behalf of any Loan Party, contests such validity, binding effect or enforceability, or purports to revoke any Loan Document; or

         (l) North American Timber Agreement. An "Event of Default" shall exist as defined in the North American Timber Agreement.



                                      -56

         10.02 Remedies. If any Event of Default shall have occurred and be continuing:

         (a) The Agent shall at the request of, or may with the consent of, the Required Lenders, declare the Commitments and the commitment of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon the Commitments and such commitment shall forthwith be terminated; and/or

         (b) The Agent shall at the request of, and may with the consent of, the Required Lenders, declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, which amount the Company shall immediately Cash Collateralize in full, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other Obligations payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the Loans, all such interest and all such Obligations shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and/or

         (c) The Agent shall at the request of, and may with the consent of, the Required Lenders, exercise all rights and remedies available to it as Agent under any Loan Document;

provided, however, that upon the occurrence of any Event of Default specified in
Section 10.01(f)(ii) or Section 10.01(g) or in the event of an actual or deemed entry of an order for relief with respect to the Company or any of its Subsidiaries under any bankruptcy, insolvency or other similar law now or hereafter in effect, the Commitments and the commitment of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest accrued thereon and all other Obligations shall automatically become due and payable without further action of the Agent or any Lender.

                                   ARTICLE 11
                                    THE AGENT

         11.01 Appointment. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in



                                      -57
this Article 11 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this
Article 11, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

         11.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through its employees, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

         11.03 Liability of Agent. None of the Agent-Related Persons shall be
(a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any of its officers contained in this Agreement or by any Loan Party or any officer of any thereof in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value of any collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company or any other Loan Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or to inspect the properties, books or records of the Company or any of its Subsidiaries.

         11.04 Reliance by Agent.

         (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon any advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except to the extent expressly provided in
Section 12.02, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or the consent of the Required Lenders and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans or any portion thereof.

         (b) For purposes of determining compliance with the conditions specified in Sections 7.01 and 7.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Lender shall not have made available to the Agent such Lender's Commitment Percentage of such Borrowing.


                                      -58

         11.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees payable to the Agent for the account of the Lenders, unless the Agent shall have received notice from a Lender or the Company referring to this Agreement or any other Loan Document, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Lenders in accordance with Article 10; provided, however, that unless and until the Agent shall have received any such request from the Required Lenders, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         11.06 Credit Decision. Each Lender expressly acknowledges that no Agent-Related Person has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Company and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, no Agent-Related Person shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Company and its Subsidiaries which may come into the possession of any Agent-Related Person.

         11.07 Indemnification. The Lenders agree to indemnify the Agent-Related Person (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their outstanding Loans, or, if no Loans are outstanding, their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time after the repayment of the Loans and all other Obligations) be imposed on, incurred by or asserted against any Agent-Related Person in any way relating to or arising out of this Agreement or any other Loan Document or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent-Related Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any Agent-Related Person's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent-Related Persons promptly upon demand for its ratable share of any out-of-pocket expenses and reasonable fees of counsel (including the allocated cost of in-house counsel) incurred by the Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect


                                      -59
of its or the Lenders' rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein to the extent that any Agent-Related Person is not reimbursed for such expenses by or on behalf of the Company.

         11.08 Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue, amend, renew (or participate in) letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Company and its Subsidiaries and their respective Affiliates as though Bank of America were not the Agent hereunder. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent or the Issuing Bank, and the terms "Lender" and "Lenders" shall include Bank of America in its individual capacity.

         11.09 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent which shall be a commercial bank organized, chartered or licensed under the laws of the United States of America or of any State thereof having combined capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within 30 days after the notice of resignation or the removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, with the consent of the Company which consent shall not be unreasonably withheld or delayed, appoint a successor Agent, which shall be a commercial bank organized or chartered under the laws of the United States of America or of any State thereof having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its future duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 11 and Sections 12.04 and
12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, however, Bank of America may not be removed as the Agent at the request of the Required Lenders unless Bank of America shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

         11.10 Documentation, Co-Syndication, Managing Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a "Documentation Agent," "Co-Syndication Agent," or "Managing Agent" shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as "Documentation Agent," "Co-Syndication Agent," or "Managing Agent" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.01 Notices, Etc. All notices, requests and other communications provided to any party under this Agreement shall, except as otherwise expressly specified herein, be in writing (including by facsimile) and mailed by overnight delivery, transmitted by facsimile or delivered: if to the Company, to



                                      -60
its address specified on the signature pages hereof; if to any Lender, to its Domestic Lending Office specified opposite its name on Schedule 1.01(b); and, if to the Agent, to its address specified on the signature pages hereof; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent. All such notices and communications shall be effective, if transmitted by facsimile, when transmitted, or, if mailed by overnight delivery or delivered, upon delivery, except that (a) notices and facsimile communications to the Agent pursuant to Articles 2 or 11 shall not be effective until received by the Agent, (b) any notice by facsimile to the Agent must be confirmed by telephone or mail, and (c) notices pursuant to Article 3 to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on the applicable signature page hereof.

         12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or of any other Loan Document, and no consent to any departure by the Company or any other Loan Party herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of amendments, the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

         (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders and, in the case of amendments, the Company, do any of the following:

              (i) increase the Commitments of the Lenders (other than by assignment); provided, however, that any Lender may increase its own Commitment without the consent of the other Lenders;

              (ii) reduce the principal of, or interest (other than under Section 2.10) on, the Committed Loans or reduce the amount of any fees payable hereunder;

              (iii) postpone any date fixed for any payment of principal of, or interest on, the Committed Loans or any fees payable hereunder;

              (iv) modify any requirement hereunder that any particular action be taken by all of the Lenders or by the Required Lenders or change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

              (v) terminate the Subsidiary Guaranty and/or the Contribution Agreement;

              (vi) amend or waive the provisions of Sections 7.01 or 7.02; or

              (vii) amend this Section 12.02;

         (b) no amendment, waiver or consent which affects the rights or duties of the Agent under this Agreement or any other Loan Document shall become effective unless signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be;

         (c) No amendment, waiver or consent which affect the rights or duties of the Issuing Bank under the Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued


                                      -61
by it shall become effective unless signed by the Issuing Bank in addition to the Required Lenders or all the Lenders, as the case may be; and

         (d) no amendment, waiver or consent which affects the principal amount, the rate of interest or the maturity date of any outstanding Bid Loan shall become effective without the consent of the Agent and the Lender having made such Bid Loan in addition to the Required Lenders or all the Lenders, as the case may be.

         12.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         12.04 Costs and Expenses. The Company agrees to pay on demand:

         (a) all out-of-pocket costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and any other document to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby, including the out-of-pocket expenses and reasonable fees of counsel for the Agent (including local counsel which may be retained by the Agent and the allocated cost of in-house counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents;

         (b) all out-of-pocket costs and expenses incurred by the Agent or any Lender in connection with the preservation of any rights under any Loan Document or in connection with any restructuring or "work-out" of any of the Obligations (whether through negotiations, legal proceedings or otherwise), including the out-of-pocket expenses and reasonable fees of counsel for the Agent (including the allocated cost of in-house counsel);

         (c) all out-of-pocket costs and expenses incurred by the Agent or any Lender in connection with the enforcement of any of the Obligations, including the out-of-pocket expenses and reasonable fees of counsel for the Agent or such Lender (including the allocated cost of in-house counsel);

         (d) all out-of-pocket costs and expenses incurred by the Agent in connection with due diligence, transportation, use of computers, duplication, search reports and all filing and recording fees; and

         (e) to each Lender being replaced pursuant to Section 5.09, the reasonable out-of-pocket expenses and reasonable fees of counsel (including the allocated cost of in-house counsel) not exceeding $5,000 in connection with such replacement.

         12.05 Indemnity.

         (a) The Company agrees to indemnify and hold harmless the Agent-Related Persons, and each Lender and each of their Affiliates and all directors, officers, employees, agents and advisors of all of the foregoing (each, an "Indemnified Party") from and against any and all claims, actions, proceedings, suits, damages, losses, liabilities, costs, expenses and disbursements, including the out-of-pocket expenses and reasonable fees of counsel (including the allocated cost of in-house counsel) which may be incurred


                                      -62
by or asserted against any Indemnified Party as a result of any investigation, litigation, suit, action or proceeding (regardless of whether an Indemnified Party is a party thereto) arising out of, relating to, or in connection with this Agreement, any other Loan Document or any transaction or proposed transaction (whether or not consummated) financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Borrowing (other than costs of the type covered by Section 12.04) or any other transaction contemplated hereby; except to the extent such claim, damage, loss, liability, cost or expense has resulted primarily from such Indemnified Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Notwithstanding any other provision contained in this Agreement, this indemnity shall not be limited in any way by the passage of time or the occurrence of any event.

         (b) The Agent, the Arranger and each Lender agree that if any investigation, litigation, suit, action or proceeding is asserted or threatened in writing or instituted against it or any other Indemnified Party, or any remedial, removal or response action is requested of it or any other Indemnified Party, for which the Agent, the Arranger or any Lender may desire indemnity or defense hereunder, the Agent, the Arranger or such Lender shall promptly notify the Company thereof in writing and agree, to the extent appropriate, to consult with the Company with a view to minimizing the cost to the Company of its obligations under this Section 12.05. The Company will not be required to pay the fees and expenses of more than one counsel for the Indemnified Parties unless the employment of separate counsel has been authorized by the Company, or unless any Indemnified Party reasonably concludes that there may be defenses available to it which are not available to the other Indemnified Parties or that there is a conflict between its interests and those of the other Indemnified Parties.

         (c) No action taken by legal counsel chosen by the Agent, the Arranger or any Lender in defending against any such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the obligations and duties of the Company hereunder to indemnify and hold harmless each Indemnified Party; provided, however, that if the Company is required to indemnify any Indemnified Party pursuant hereto, neither the Agent nor the Arranger nor any Lender will settle or compromise any such investigation, litigation, suit, action or proceeding without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) so long as the Company has provided evidence reasonably satisfactory to the Agent, the Arranger or such Lender that the Company and its Subsidiaries on a consolidated basis do not at such time have a negative Net Worth.

         12.06 Right of Set-off. Upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits in whatever currency (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company against any and all of the Obligations, whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees promptly to notify the Company after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12.06 are in addition to any other right or remedy (including any other right of set-off) which such Lender may have under applicable law or under any Loan Document.

         12.07 Binding Effect. This Agreement shall become effective when a counterpart hereof shall have been executed by the Agent and counterparts hereof executed by the Company and each Lender shall have been received by the Agent and notice thereof shall have been given by the Agent to the other parties hereto and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and


                                      -63
each Lender and their respective successors and assigns; provided, however, that
(a) except as permitted under clause (b)(ii) of Section 9.03, the Company may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Lenders and (b) the rights of assignment and transfer of the rights and obligations of the Lenders hereunder are subject to the provisions of Section 12.08.

         12.08 Assignments, Participations, Etc.

         (a) Subject to Sections 12.08(b) and 12.08(e):

              (i) Any Lender may with the prior consent of the Company, the Agent, and the Issuing Bank (which consents will not be unreasonably withheld and which consent of the Company shall not be required if a Default or Event of Default exists) at any time assign to one or more Eligible Assignees all or any fraction of its Commitment and outstanding Committed Loans in a minimum amount of $25,000,000 and in multiples of $1,000,000 in excess thereof or, if its Commitment is less than $25,000,000, in the amount of its Commitment.

              (ii) Any Lender may without the prior consent of the Company assign to another Lender all or any fraction of its Commitment and outstanding Committed Loans in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof or, if the Commitment is less than $5,000,000, in the amount of its Commitment.

              (iii) Any Lender may at any time assign all or any portion of its rights under this Agreement and any note issued pursuant to Section
         2.05 to a Federal Reserve Bank; provided, however, that no such assignment shall release any Lender from its obligations hereunder.

              (iv) Any Lender, if so requested by the Company under Section 5.09, shall assign to another Eligible Assignee its entire Commitment and all outstanding Committed Loans.

              (v) Except as provided in Section 12.08(a)(iii), no Lender may assign any Bid Loans made by it hereunder except to another Lender or to any other Person to which it is also assigning all or a fraction of its Commitment and outstanding Committed Loans pursuant to Section 12.08(a)(i).

         (b) No assignment shall become effective, and the Company and the Agent shall be entitled to continue to deal solely and directly with each Lender in connection with the interests so assigned by such Lender to an Assignee, until
(i) such Lender and such Assignee shall have executed an Assignment and Assumption Agreement substantially in the form of Exhibit 12.08(b) and written notice of such assignment, payment instructions, addresses, and related information with respect to such Assignee shall have been given to the Company and the Agent by such Lender and such Assignee, in substantially the form of Attachment A to Exhibit 12.08 (a "Notice of Assignment"); (ii) a processing fee in the amount of $3,500 shall have been paid to the Agent by the assignor Lender or the Assignee; and (iii) either (A) five Business Days shall have elapsed after receipt by the Agent of the items referred to in clauses (i) and (ii) or
(B) if earlier, the Agent has notified the assignor Lender and the Assignee of its receipt of the items mentioned in clauses (i) and (ii) and that it has acknowledged the assignment by countersigning the Notice of Assignment.

         (c) From and after the effective date of any assignment hereunder, (i) the Assignee thereunder shall be deemed automatically to have become a party hereto and, to the extent that rights

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
and obligations hereunder have been assigned to such Assignee by the assignor Lender, shall have the rights and obligations of a Lender hereunder and under each other Loan Document, and (ii) the assignor Lender, to the extent that rights and obligations hereunder have been assigned by it to the Assignee, shall be released from its future obligations hereunder and under each other Loan Document.

         (d) Subject to Section 12.08(e), any Lender may at any time sell to one or more financial institutions or other Persons (each of such Persons being herein called a "Participant") participating interests in any of the Loans, its Commitment or other interests of such Lender hereunder; provided, however, that

              (i) no participation contemplated in this Section 12.08(d) shall relieve such Lender from its Commitment or its other obligations hereunder or under any other Loan Document;

              (ii) such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

              (iii) the Company, the Agent, and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each other Loan Document; and

              (iv) no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any action of the type described in Section 12.02.

         The Company acknowledges and agrees that each Participant, for purposes of Sections 4.05, 4.06, 5.02, 5.03, 5.05, 5.06 or 12.06, shall be considered a
Lender; provided, however, that for purposes of Sections 4.05, 5.02, 5.03, 5.05 and 5.06, no Participant shall be entitled to receive any payment or compensation in excess of that to which such Participant's selling Lender would have been entitled with respect to the amount of such Participant's participation interest if such Lender had not sold such participation interest.

         (e) No assignment (other than an assignment made pursuant to Section 12.08(a)(iii)) or participation of any Committed Loans, or Commitments shall be effective, and shall instead be null and void, unless it represents an assignment of or participation in identical percentages of a Lender's outstanding Tranche A Loans, Tranche B Loans, Tranche A Commitment, Tranche B Commitment, "Tranche A Loans," "Tranche B Loans," "Tranche A Commitment" and "Tranche B Commitment" (as those quoted terms are defined in the North American Timber Agreement).

         12.09 Confidentiality. Each Lender agrees that all nonpublic information provided to it by the Company or by the Agent on behalf of the Company in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby will be held and treated by such Lender, its agents, directors, Affiliates, officers and employees in confidence and further agrees and undertakes that neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement or relating to other business transactions between the Company and such Lender. Any Lender may disclose such information (a) at the request of any bank regulatory authority or in connection with an examination of such Lender by any such authority or examiner; (b) pursuant to subpoena or other court process; (c) when required to do so in


                                      -65
accordance with the provisions of any applicable law; (d) at the written request or the express direction of any other agency of any State of the United States of America or of any other jurisdiction in which such Lender conducts its business; and (e) to such Lender's independent auditors, counsel and other professional advisors. Notwithstanding the foregoing, the Company authorizes each Lender to disclose to any Participant or Assignee and any prospective Participant or Assignee such financial and other information in such Lender's possession concerning the Company or its Subsidiaries which has been delivered to the Lenders pursuant to this Agreement or any other Loan Document or which has been delivered to the Lenders by the Company in connection with the Lenders' credit evaluation of the Company and its Subsidiaries prior to entering into this Agreement; provided that such Participant or Assignee or prospective Participant or Assignee agrees in writing to such Lender to keep such information confidential to the same extent as required of the Lenders hereunder.

         12.10 Survival. The obligations of the Company under Sections 4.05, 5.02, 5.03, 5.05, 5.06, 12.04 and 12.05, and the obligations of the Lenders under Sections 4.05(i) and 11.07, shall in each case survive the repayment of the Loans and all other Obligations and the termination of this Agreement and the Commitments; provided, however, that no request for reimbursement pursuant to such Sections (other than Sections 12.04(b) and (c) and 12.05) may be made more than six months after the termination of this Agreement and the Commitments. The representations and warranties made by the Company in this Agreement and by each Loan Party in each other Loan Document shall survive the execution and delivery of this Agreement and such other Loan Document.

         12.11 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.12 Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

         12.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

         12.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         12.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         12.16 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE COMPANY, THE LENDERS AND THE AGENT AND SUPERSEDE ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF EXCEPT FOR THE FEE LETTER AND ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO THE PAYMENT


                                      -66

BY THE COMPANY OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE AGENT OR THE LENDERS.

         12.17 WAIVER OF JURY TRIAL. EACH OF THE AGENT, THE LENDERS AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       GEORGIA-PACIFIC CORPORATION


                                       By:  /s/Danny W. Huff
                                       Name:
                                       Title:  Vice President and Treasurer


                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION,
                                       as Agent, Issuing Bank, and as Lender


                                       By:  /s/Michael Balok
                                       Name:
                                       Title:  Managing Director


                                       COMMERZBANK AG,
                                       NEW YORK BRANCH,
                                       as Documentation Agent


                                       By:  /s/Harry P. Yergey
                                       Name:
                                       Title:  SVP & Manager


                                       By:  /s/Brian J. Campbell
                                       Name:
                                       Title:  Vice President



                                      -67

                                       THE CHASE MANHATTAN BANK,
                                       as Co-Syndication Agent


                                       By:  /s/ Peter S. Predun
                                       Name:
                                       Title:  Vice President


                                       CITIBANK, N.A.,
                                       as Co-Syndication Agent


                                       By:  /s/David L. Harris
                                       Name:
                                       Title:  Vice President


                                       THE BANK OF NEW YORK,
                                       as Managing Agent


                                       By:  /s/David C. Siegel
                                       Name:
                                       Title:  Vice President


                                       BANK OF TOKYO-MITSUBISHI TRUST COMPANY


                                       By:  /s/M. R. Marron
                                       Name:
                                       Title:  Vice President & Manager


                                       CIBC INC.


                                       By:  /s/Nora Q. Catiis
                                       Name:
                                       Title:  Executive Director
                                               CIBC World Markets Corp. As Agent


                                       FIRST NATIONAL BANK OF CHICAGO,
                                       as Managing Agent


                                      -68

                                       By:  /s/David T. McNeela
                                       Name:
                                       Title:  Vice President


                                       HSBC BANK USA,
                                       as Managing Agent


                                       By:  /s/Jeremy P. Bollington
                                       Name:
                                       Title:  Vice President


                                       THE SANWA BANK, LIMITED, NEW YORK BRANCH


                                       By:  /s/Masahito Okubo
                                       Name:
                                       Title:  Vice President


                                       THE SUMITOMO BANK, LIMITED


                                       By:  /s/C. Michael Garrido
                                       Name:
                                       Title:  Senior Vice President


                                       SUNTRUST BANK, ATLANTA,
                                       as Managing Agent


                                       By:  /s/W. David Wisdom
                                       Name:
                                       Title:  Vice President


                                       TORONTO DOMINION (TEXAS), INC.,
                                       as Managing Agent


                                       By:  /s/Sheila M. Conley
                                       Name:
                                       Title:  Vice President


                                      -69

                                       UBS AG, STAMFORD BRANCH,
                                       as Managing Agent


                                       By:  /s/Paul R. Morrison
                                       Name:
                                       Title:  Executive Director


                                       By:  /s/Andrew N. Taylor
                                       Name:
                                       Title:  Associate Director


                                       WACHOVIA BANK NA,
                                       as Managing Agent


                                       By:  /s/Anne L. Sayles
                                       Name:
                                       Title:  Vice President


                                      -70